Exhibit 4(B)(6)

ViryaNet, Inc.

Value Added Reseller Agreement

This Value Added Reseller Agreement (“Agreement”) is made effective as of the 17th day of January 2003 (“Effective Date”) by and between ViryaNet, Inc., a Delaware corporation, with its principal place of business at 2 Willow Street, Southborough, MA 01745 (“ViryaNet”) and GE Energy Management Services, Inc., a Delaware Corporation, d/b/a GE Network Solutions, with its principal place of business at 5600 Greenwood Plaza Boulevard, Greenwood Village, CO 80111 (“VAR”).

PURPOSE OF AGREEMENT

ViryaNet and VAR desire, via a proactive relationship, to maximize the complementary aspects of their businesses by working together to collectively facilitate the evaluation, marketing, demonstration, sale or co-sale, implementation, integration and distribution of ViryaNet’s products and to strengthen their respective images and market positions through the development of a joint relationship that may have many possible forms and roles and responsibilities in response to market conditions. This Agreement is inclusive of all referenced Exhibits and all subsequent Sub-agreements for each End User project, and related Appendices for Services, Software, Maintenance, and Roles and Fees and Payments for each, plus related Orders as applicable.

TERMS AND CONDITIONS

1	DEFINITIONS

1.1	“Consulting Support Services” means the services described on Exhibit C that ViryaNet provides to VAR under this Agreement.

1.2	“Documentation” shall mean the on-line help files and written instructions (including user guides and manuals) regarding the Use of the Products.

1.3	“End User” shall mean any corporation or other person that has been authorized to use the Products, pursuant to a fully executed, non-modified ViryaNet End User Agreement.

1.4	“Enhancements” means a release of a Product that (i) contains new functionality for existing features in addition to Error Corrections, and (ii) is generally offered to ViryaNet’s other Supported End Users (defined in Section 5.7) as part of Support Services for the respective Product. Enhancement releases shall be designated by a change in the digit of the release number to the left of the decimal (i.e., 1.X to 2.X). These do not include Upgrades.

1.5	“Error” means a failure of the Product to substantially comply with the accompanying Documentation provided by ViryaNet.

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1.6	“Error Correction” means either a software modification or addition that, when made or added to a Supported Product, causes the Supported Product to substantially perform the functions described in the Documentation, and per support policies established by ViryaNet.

1.7	“Executable Code” means a series of machine readable instructions executable after suitable processing by a computer or other programmable hardware device.

1.8	“ViryaNet End User Agreement” shall mean the Basic License Agreement, or any other license agreement authorized to be used by ViryaNet for execution between ViryaNet and any End User. A copy of ViryaNet Basic License Agreement is attached hereto as Exhibit A. ViryaNet reserves the right to change the ViryaNet End User Agreement in its sole discretion at any time.

1.9	“Intellectual Property Rights” shall mean any and all rights existing from time to time anywhere in the world under copyright law, patent law, moral rights law, trade secret law, confidential information law, trademark law, unfair competition law or other similar rights.

1.10	“Level One Support” shall mean the following support services: (i) a direct response to End Users with respect to inquiries concerning the functionality or operation of the Products, (ii) a direct response to End Users with respect to problems with Products, (iii) a diagnosis of problems or deficiencies of Products. ViryaNet shall provide level One Support to End Users, however, VAR shall have the right, at its sole discretion, to provide such level One Support directly to End Users instead of ViryaNet.

1.11	“Level Two Support” shall mean support services set forth in the maintenance agreement that are not covered under Level One Support.

1.12	“Market” shall mean the promotion and distribution of the Products by VAR as authorized in this Agreement.

1.13	Intentionally Deleted.

1.14	“Order Form” shall mean the document by which VAR orders Products and Support Services from ViryaNet for each End User project or account. A copy of the Order Form to be used by VAR is attached hereto as Exhibit D; provided, however that this Order Form may be supplemented by a VAR purchase order (PO) and shall be considered to be a part of the Order Form.

1.15	“Price List” shall mean ViryaNet standard commercial fee schedule that is in effect when Products are ordered by VAR. The Price List in effect as of the Effective Date is attached hereto as Exhibit E. If the Price List is changed by ViryaNet and delivered to VAR after VAR has issued a written quote, to a prospective End User, such a prospective End User may choose to license the Products at the prices set forth in such a written quote, until the expiry of 180 days from the date of such quote to the End User.

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1.16	“Products” shall mean (i) the computer software programs of ViryaNet in Executable Code form only, and related Documentation, as described in Exhibit F attached hereto; (ii) all Enhancements, Updates, versions and releases of such software or Documentation that ViryaNet may make available under this Agreement to VAR under Level Two Support; (iii) all customization, modification or other consulting services provided by ViryaNet to End User in connection with the license of such software; and (iv) all derivatives of and enhancements to the ViryaNet software Products, inclusive of new features, regardless of development source.

1.17	“VAR Works” means, subject to these terms and specifically to the definition of Products, VAR’s works of authorship, including without limitation any software, information, and accompanying documentation, created, developed or licensed from a third party by VAR, such as but not limited to software designed to operate as an interface between the Products and third party software, provided that such software does not result from any modifications to the Product Source Code. VAR Works do not include the Products (including without limitation any modifications and translations thereof) or the results from ViryaNet Support Services. For purposes of this Agreement, and without limitation, VAR’s software products existing as of the effective date of this Agreement shall be considered to be a VAR Work.

1.18	“Source Code” means a series of human readable instructions or statements in high-level or low-level computer language that is normally readily readable by humans trained in the particular computer language and which is normally transformed by an interpreter or compiler into machine-readable executable code for actual use on a computer.

1.19	“Sub-agreement” shall refer to all specific agreements related to an End User project or sale, which shall control in the event of a conflict, and will include appropriate Appendices; and an Order as applicable. Exhibit I contains a Sub-agreement outline.

1.20	“Supported Product” means the most current version of the applicable Product and the versions of the Product generally distributed by ViryaNet to its customers during the preceding two (2) years.

1.21	“Support Services” shall mean the Level One Support, Level Two Support and the Consulting Support Services.

1.22	“Territory” shall mean the territories defined in Exhibit H.

1.23	“Update” shall mean a Product release that (i) is generally deemed to be an Error Correction release and generally does not contain new functionality, and (ii) is provided to Supported End Users (defined below in Section 5.7). Update releases shall be designated by a change in the digit of the release number to the right of the decimal (i.e., X.1 to X.2).

1.24	“Upgrade” shall refer to new features included in a release, which may or may not be charged for by ViryaNet, in its sole discretion; provided, however, that the cost of each upgrade shall not exceed the fees for one (1) year of Maintenance and Support.

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1.25	“Use” shall mean the loading, utilization, storage or display of any Product by an End User or any other licensee.

2	LICENSE TO DISTRIBUTE THE PRODUCTS

2.1	Appointment of VAR and License. Subject to the terms and conditions of this Agreement and any applicable Sub-agreement, ViryaNet grants to VAR the following limited, nonexclusive, nontransferable licenses (collectively “Licenses”) to:

a.	resell, market, advertise, copy and distribute the Products solely within the Territory, either separately or in conjunction with VAR Works, to End Users solely pursuant to and inclusive of the terms of the ViryaNet End User Agreement, as it exists from time to time;

b.	create documentation for VAR developed program interfaces to such Products, provided such materials contain notices of any of ViryaNet’s applicable Intellectual Property Rights in such materials;

c.	distribute copies of the Documentation in conjunction with the distribution of the Products to End Users, provided that if VAR only distributes portions of the Documentation or creates derivative works of the Documentation and, such materials contain notices of ViryaNet’s Intellectual Property Rights in such materials;

d.	use, publicly perform and display the Products solely within the Territory to provide demonstrations to potential End Users;

e.	use the Products to provide Level One Support and training for Supported End Users;

f.	at VAR discretion, provide Level One Support to Supported End Users, as described below in Section 5.7; and implement, integrate and configure the Products for End Users in accordance with the Documentation.

2.2	Third Parties May Not Market the Products. VAR shall not sub-license the Licenses or otherwise appoint any independent agent, representative, distributor, OEM, value-added reseller, systems integrator, service provider or other third party to Market the Products without the prior written consent of ViryaNet, such consent not to be unreasonably withheld, conditioned and delayed. Notwithstanding the foregoing, by entering into this Agreement ViryaNet consents to VAR appointing members of the GE Network Solutions Business Partner Program© as its independent agent, representative, distributor, value-added reseller, systems integrator, service provider or other third party to Market the Products. For purposes hereof the GE Network Solutions Business Partner Program© refers to VAR’s program under which third parties sign formal sales representative, sales agent, distributor, reseller or similar agreements and undergo formal training in VAR’s integrity and compliance program (“Spirit of Letter”) so that they may hold themselves out as an “authorized” representative, agent or reseller for VAR. All OEM partners of VAR wishing to license the ViryaNet products must obtain prior written permission from ViryaNet (such permission not to be unreasonably withheld, conditioned or delayed) with such agreement to be conditioned upon applicable written agreements with ViryaNet.

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2.3	End User Warranties. All End User warranties, indemnity protections and liability limitations are contained in the ViryaNet End User Agreement(s) to be signed between ViryaNet and each End User. Accordingly, VAR shall not make any warranties or representations concerning the Products to End Users or any third parties, or make any changes to the liability limitations and infringement commitments.

2.4	Licenses Conditioned on Payment. The Licenses granted to VAR under this Agreement are conditioned upon payment by VAR of all fees as set forth in this Agreement in accordance with the payment terms set forth in Appendix D.

2.5	Ownership and Reservation of Rights. All right, title and interest in and to the Products and any copies thereof are and shall remain the exclusive property of ViryaNet. No implied license or right of any kind is granted to VAR regarding the Products. Except as expressly set forth in this Agreement, VAR shall not and shall not allow third parties to reproduce, copy, market, sell, distribute, transfer, translate, modify, adapt, disassemble, decompile, or reverse engineer the Products or obtain possession of any Source Code or other non-public technical material relating to the Products.

3	PRICING AND BUSINESS TERMS

3.1	VAR shall pay ViryaNet, for each license of the Products, a price (the “VAR Price”) equal to fifty percent (50%) of the actual price paid by an End User licensing the Products, provided that the actual price paid by the End User is not less than 75% of the List Price. In the event that the End User requires a discount greater than 25% of the List Price, the VAR Price shall be 37.5% of the List Price unless mutually agreed to otherwise, but shall not be more than 37.5% of the List Price. Notwithstanding the above, in the event prior to the first anniversary of the Effective Date ViryaNet shall have actually received from VAR aggregate license fees (which include the Initial License Fees) equal to $5,000,000 (the date of the receipt by ViryaNet of aggregate license fees of $5,000,000 during the above one year period shall be referred to as the “Triggering Date”) then starting from such Triggering Date and for a period ending on the second anniversary of the Effective Date, VAR shall be entitled to an additional 7.5% discount on all purchase of software licenses within such period, such that within such period the VAR Price shall be equal to forty two and one half percent (42.5%) of the actual price paid by an End User licensing the Products, provided that the actual price paid by the End User is not less than 75% of the List Price, and in the event that the End User requires a discount greater than 25% of the List Price, the VAR Price shall be 30% of the List Price unless mutually agreed to otherwise, but shall not be more than 30% of the List Price.

Unless otherwise agreed by the parties, the above mechanism shall also apply to any additional year(s) during the term of the Agreement (commencing from the second year which starts at the first anniversary of the Effective Date) whereby if ViryaNet shall have actually received from VAR, in each of such year(s) (measured on a per year basis), aggregate license fees equal to $5,000,000 (any year in which such milestone has been met shall be referred to as the “Certain Year”), then VAR shall be entitled to receive the additional 7.5% discount, as explained above, with respect to all purchase of software licenses within the 12 months after the end of such Certain Year.

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3.2	As an example, and for illustration purposes only, if the List Price for a Product is $3,000 and VAR’s selling price for an End User is $2,400, the VAR Price shall be equal to $1,200 (representing 50% from the price paid by an End User). However, if the List Price for a Product is $3000 and VAR’s selling price for an End User is $2,000 (representing a price equal to 66% of the List Price), then the VAR Price shall be $1,125 unless mutually agreed upon otherwise by VAR and ViryaNet, but shall not be greater than $1,125 (equaling 37.5% of $3000).

3.3	Any license of Products by the VAR to any End User must be accompanied by a Maintenance Agreement between the ViryaNet and such End User for the Products licensed by the End User, for a consideration which will be equal to: (i) 18% of the net price paid by the End User for the Products being licensed, for Bronze level maintenance, (ii) 20% of the net price paid by the End User for the Products being licensed, for Silver level maintenance, and (iii) 22% of the net price paid by the End User for the Products being licensed, for Gold level maintenance. As set forth in Section 5.7 below, VAR shall have an option to provide Level One Support to the End User (in which event VAR shall be entitled to 35% of the applicable maintenance fees) or decide that such Level One Support to the End User will be provided directly by ViryaNet, in which event ViryaNet shall be entitled to 100% of the above maintenance fees.

3.4	Initial Purchase of Licenses. Notwithstanding any other provisions of this Agreement, VAR hereby agrees to purchase from ViryaNet the licenses set forth in Exhibit D1 hereof (the “Initial Licenses”), for a total license fee of $250,000 (the “Initial License Fees”). The initial License Fees, which represent a discount of 60% from the List Price, shall be payable by VAR within no later than 10 days from the Effective Date and are non-refundable, non-returnable and non-exchangeable. Upon the execution of an End User Agreement with respect to the Initial Licenses, VAR shall promptly notify ViryaNet and shall delivery to ViryaNet the applicable maintenance fees as set forth above.

3.5	Additional Services: Any and all additional services requested by VAR (except those services referenced in Section 3.6 below), agreed to by ViryaNet and documented by an applicable statement of work will be made available at ViryaNet’s then standard list price (see exhibit F for the current list prices) less a twenty-five (25) percent discount. These services include implementation, consulting, technical training, customizations, integrations and other services as needed and offered by ViryaNet. VAR will reimburse ViryaNet for actual and reasonable travel and lodging expenses for such services. Payment terms for all services are 1.5%/15 net 30 such that full payment is due thirty (30) days from VAR’s receipt of the applicable invoice but VAR shall be entitled to a 1.5% discount if payment is made within 15 days from its receipt of the invoice.

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3.6	Notwithstanding anything contained herein to the contrary, ViryaNet shall make available to VAR at ViryaNet’s cost, technical sales, product demonstrations, bid and proposal support and similar services exclusively related to VAR sales activities (“Sales Support”). VAR will reimburse ViryaNet for actual and reasonable travel and lodging expenses incurred in providing Sales Support. Payment terms for all Sales Support are net 30 such that full payment is due thirty (30) days from VAR’s receipt of the applicable invoice. During the term of this Agreement and for three (3) years thereafter, ViryaNet shall, at VAR’s request, provide full and complete access during normal business hours to the offices, books and records of ViryaNet and its accountants for purposes of auditing any payments to ViryaNet under this Section 3.6. All expenses related to the audit shall be paid for by VAR unless the audit reveals an overcharge by ViryaNet, and in such a case, ViryaNet shall reimburse VAR the overcharge and all audit expenses.

4	ORDERS AND DELIVERY

4.1	Payment Terms. Other than the Initial License Fees to be paid by the VAR within 10 days of the Effective Date, VAR shall pay ViryaNet all fees for the Product Licenses and Support Services ordered by VAR under the following payment terms: 1.5%/15 net 30 such that full payment is due thirty (30) days from VAR’s receipt of the applicable invoice but VAR shall be entitled to a 1.5% discount if payment is made within 15 days from its receipt of the invoice. However, all payments relating to Sales Support as set forth in Section 3.6 above shall be net 30 and shall not entitle VAR to the 1.5% discount for early payment within 15 days. All fees are payable in U.S. dollars. VAR shall bear the risk of non-payment by End Users.

4.2	Placement of Order by VAR. VAR shall place orders for their End Users directly with ViryaNet using the Order Form provided on Exhibit D. VAR shall attach to each Order Form a copy of the ViryaNet End User Agreement and Maintenance Agreement duly executed by the End User; provided, however that this Order Form may be supplemented by a VAR purchase order (PO) and shall be considered to be a part of the Order Form.

4.3	Acceptance of Order by ViryaNet. ViryaNet may reject any order submitted by VAR in ViryaNet’s reasonable discretion, provided such rejection is based on incorrect pricing, discount levels beyond those agreed upon by ViryaNet and/or conflicts between VAR and other ViryaNet third party representatives regarding orders for the same End User (collectively “Rejection Criteria”). ViryaNet shall accept any order submitted by VAR which does not include any Rejection Criteria and which is placed in accordance with this Agreement. VAR is not obligated to pay ViryaNet employees or independent contractors (“Sales Representatives”) any separate payments. No Order will be deemed accepted unless ViryaNet confirms its acceptance in writing; provided, however, that ViryaNet will be deemed to have accepted an order if it does not provide written rejection of the Order within five (5) days after the receipt of the Order Form and the duly executed ViryaNet End User Agreement from VAR. ViryaNet shall have no liability for orders rejected by ViryaNet as per the terms of this Agreement.

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4.4	Shipment and Delivery. ViryaNet shall ship the Products corresponding to an accepted order from its distribution center in accordance with its customary procedures, and schedule, subject to delays beyond ViryaNet’s reasonable control. In the event the Products are shipped to VAR for distribution to End User, VAR shall under no circumstances distribute or deliver the Products, in whole or in part, to any End User without the prior execution of the ViryaNet End User Agreement by a duly authorized officer of such End User; and End User fully executing a non-modified ViryaNet End User Agreement.

4.5	This Agreement Controls. Notwithstanding the content of either party’s purchase order, sale order, sale confirmation or any other document relating to the subject matter of this Agreement, this Agreement shall take precedence over any such document, and any conflicting, inconsistent, or additional terms contained therein shall be null and void.

5	OBLIGATIONS AND MARKETING PRACTICES OF VAR

5.1	VAR Efforts. VAR shall use its reasonable efforts to (i) Market the Products (ii) perform any or other obligations with respect to the Products in a timely and professional manner; and (iii) aid in developing the good will and reputation of ViryaNet. Notwithstanding the foregoing, nothing in this Agreement shall obligate VAR to meet any minimum marketing, distribution, licensing or sales commitments.

5.2	Promotional Literature. VAR shall have the right to use the brochures and other promotional literature describing the Products that ViryaNet provides VAR (“Promotional Literature”) for the purpose of performing its obligations under this Agreement. VAR may not modify, translate, edit or resell the Promotional Literature, training materials, Documentation, advertising artwork, the names and/or package designs of the Product, or any materials of ViryaNet without ViryaNet’s written consent. Any such modifications, translations, reproductions, and /or edited versions of such items created by VAR in violation of this Agreement will become the exclusive property of ViryaNet.

5.3	Marketing Practices of VAR. In Marketing the Products, VAR shall (i) not engage in any deceptive, misleading, illegal, or unethical practices that may be detrimental, or that may be perceived by ViryaNet to be detrimental, to ViryaNet or to the Products; (ii) not make any representations, warranties, or guarantees to End Users concerning the Products; (iii) not make statements implying that the Products are owned by or proprietary to VAR, or any party other than ViryaNet; and (iv) comply with all applicable domestic and foreign laws and regulations in performing its duties with all respect to the Products.

5.4	Use of ViryaNet End User Agreement. VAR shall Market the Products using the ViryaNet End User Agreement. VAR shall not Market the Products without using the ViryaNet End User Agreement without the prior written consent of ViryaNet.

5.5	Records and Reports. VAR will maintain complete and accurate records of its activities under this Agreement with respect to Marketing the Products, including a current list of its active accounts. Within fifteen (15) days after the end of each calendar quarter, VAR shall provide ViryaNet with quarterly reports that show the actual Orders obtained during the quarter then-ended.

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5.6	Customer Requirements. VAR shall have the right to promote the sale, distribution and licensing of the Products. Notwithstanding the foregoing, nothing in this Agreement shall obligate VAR to meet any minimum marketing, distribution, licensing or sales commitments other than the purchase of the Initial Licenses and the payment of the Initial License Fees set forth in Section 3.4 above.

5.7	Level One Support. VAR may provide Level One Support to Supported End Users . VAR shall assist in protecting ViryaNet’s Intellectual Property Rights in the Products by not providing any Updates or Enhancements to End Users as part of Level One Support, unless those End Users have entered into a current, paid-up maintenance agreement with VAR for Level One Support (“Supported End Users”) and VAR has paid ViryaNet the applicable amounts. ViryaNet may in its sole discretion discontinue providing Level Two Support Services to VAR for the applicable non-Supported End Users. ViryaNet’s discontinuance of Level Two Support for a particular End User in accordance with this Agreement shall not otherwise terminate the obligations of either party under this Agreement.

6	OBLIGATIONS OF VIRYANET

6.1	ViryaNet will provide up to three (3) one week classes in the aggregate of Sales & Marketing training at the location(s) of VAR’s choice, at no charge to VAR. However, VAR will reimburse ViryaNet for actual and reasonable travel and lodging expenses for such services.

6.1.1	Implementation Services training: ViryaNet will provide up to three (3) one week classes in the aggregate to be delivered at the location(s) of VAR’s choice at a 40% discount off the ViryaNet list training fees.

6.1.2	Further training to VAR. ViryaNet may, at VAR’s request, provide VAR’s full-time employees basic training and advanced training on the Use of the Products at ViryaNet’s then current training fees, discounted by twenty five percent (25%), as further described in Exhibit C. VAR shall bear all actual and reasonable travel and lodging expenses that its trainees may incur in attending these sessions. Such training shall include the following:

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6.1.2.1	ViryaNet training will be provided according to venue and opportunity mutually agreed upon by the parties. Both ViryaNet and VAR may conduct training courses. VAR may conduct training for all Supported End Users, and ViryaNet will provide support for such training in accordance with terms mutually agreed upon by ViryaNet and VAR.

6.1.2.2	Initial general sales training for the VAR field sales staff in the use of the Products and Documentation, including any Enhancements. Additional sales related training will be provided at ViryaNet’s then current rates discounted by twenty five percent (25%). Further Technical training and training for trainers relating to the Products and Documentation on a space-available basis at ViryaNet’s site. ViryaNet shall use reasonable efforts to provide training space to VAR on request, within ViryaNet’s pre-determined, regular training schedule.

6.1.3	VAR shall pay ViryaNet all training fees under the following payment terms: 1.5%/15 net 30 such that full payment is due thirty (30) days from VAR’s receipt of the applicable invoice but VAR shall be entitled to a 1.5% discount if payment is made within 15 days from its receipt of the invoice. All fees are payable in U.S. dollars.

6.2	ViryaNet-provided Support Services

6.2.1	Level Two Support. At VAR’s request, ViryaNet will provide Level Two Support to VAR, in connection with End User-purchased Support Services, as described in Exhibit B and ViryaNet’s End User Support agreement then in effect, as provided as part of Exhibit B.

6.2.2	Consulting Support Services. ViryaNet will provide Consulting Support Services to VAR in conjunction with VAR efforts to install, implement and integrate the Products for the fees and terms set forth in section 3.5

6.3	Marketing Support. ViryaNet agrees to provide VAR with marketing assistance at no charge to VAR, as ViryaNet may in its sole discretion consider necessary to assist VAR in the marketing and demonstration of the Products and in the configuration of the Products, provided, however, that ViryaNet shall offer a comparable level of assistance to VAR as it offers other companies which have executed a Value Added Reseller Agreement with ViryaNet.

6.3.1	Specific Commitments. ViryaNet shall undertake the following actions:

(a)	Subject to the sole discretion of ViryaNet’s Vice President for Business Development, such consent not to be unreasonably withheld, conditioned or delayed, commit ViryaNet facilities and personnel to support on-site visits by potential customers and, subject to the same such sole discretion of ViryaNet’s Vice President for Business Development, participate in the licensing as well as the review of the terms and conditions of the ViryaNet License Agreement.

(b)	As ViryaNet determines in its sole discretion, ViryaNet will introduce and allow VAR to engage in marketing activities to ViryaNet’s customers working on projects relevant to VAR’s service and solution offerings.

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(c)	Work with VAR, if VAR so chooses, in the creation of marketing literature emphasizing the relationship which has been created by VAR and ViryaNet in marketing the Products.

6.3.2	Materials to be provided by ViryaNet. ViryaNet shall provide VAR with marketing materials substantially in the form of:

(a)	PowerPoint presentations;

(b)	Brochures in electronic and paper form;

(c)	Demonstration Products as made available by ViryaNet;

(d)	Product price schedule; and

(e)	Technical marketing documents substantially in the form of:

1.	Detailed Product specifications documents;

2.	Configuration guides;

3.	Product data sheets; and

4.	Corporate profile documents.

6.4	Price List. VAR acknowledges that ViryaNet from time to time releases new versions of the Price List. ViryaNet hereby agrees to make commercially reasonable efforts to deliver to VAR, at the location set forth on Exhibit G, one (1) copy of revised versions of the Price List within thirty (30) days of their release, which shall become effective ninety (90) days after VAR’s receipt of the applicable revised version or, with respect to an End User who has received a quote based on a previous List Price, upon the expiry of 180 days from the day of the quote provided to such End User, whichever is later.

7	OWNERSHIP OF THE PRODUCTS; OWNERSHIP AND USE OF THE MARKS

7.1	Ownership of the Products. ViryaNet retains and owns all Intellectual Property Rights in the Products. VAR and End Users acquire neither any Intellectual Property Rights nor other rights in the Products, other than those expressly set forth in this Agreement and, if applicable, the ViryaNet End User Agreement.

7.2	Ownership of the VAR Works. VAR shall retain all Intellectual Property Rights in VAR Works. Subject to these terms, ViryaNet acquires neither any Intellectual Property Rights nor other rights in the VAR Works, except as VAR otherwise expressly agrees in writing.

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7.3	Ownership of the Marks. All trademarks, service marks, trade names, logos or other words or symbols identifying the Products or ViryaNet (collectively the “Marks”) and all goodwill associated with the Marks are and shall remain the exclusive property of ViryaNet, whether or not specifically recognized or perfected under the laws of the United States or any other nation. VAR shall not acquire any rights in the Marks, except the limited use rights specified in Section 7.4 below. VAR shall not, without ViryaNet’s prior written permission, register, directly or indirectly, any right which is identical or confusingly similar to the Marks or which constitute any instruments that may be appropriate to register, maintain or renew the registration of the Marks in ViryaNet’s name.

7.4	Use of the Marks. VAR shall use the Marks exclusively to Market the Products on the terms and subject to the conditions set forth in this Agreement, and all such use shall inure to the benefit of ViryaNet. All advertisement and promotional materials shall (i) clearly identify ViryaNet as the owners of the Marks; (ii) conform to ViryaNet’s then current trademark or logo guidelines; and (iii) otherwise comply with any local notice or marketing requirement contemplated under applicable laws. Before publishing or disseminating any advertisement or promotional materials bearing a Mark, other than those materials provided to VAR by ViryaNet, VAR shall deliver a sample of the advertisement or promotional materials to ViryaNet for prior approval. If ViryaNet notifies VAR that the use of the Marks is inappropriate, VAR will not publish or otherwise disseminate the advertisement or promotional materials until they have been modified to ViryaNet’s satisfaction. All rights to use the Marks shall immediately terminate upon termination of this Agreement for any reason. If in its reasonable judgment ViryaNet determines that VAR’s use of the Marks dilutes or diminishes the Mark or the goodwill, quality or services associated with any of the Marks, then ViryaNet will give notice to VAR of such issues, and if the issues are not resolved within five (5) business days of VAR’s receipt of such notice, then ViryaNet shall have the right to terminate the license granted in this Section 7.4 upon notice to VAR.

7.5	Copyright and Proprietary Notices. VAR agrees to maintain and respect the copyright notices of the Products and the Documentation. VAR shall not remove, obscure or deface any such copyright, trademark or similar mark or notice on any Products, Documentation, manual, promotional material, or the like.

7.6	No Private Labeling; Co-Branding. VAR shall only distribute the Products under the ViryaNet Marks and may not private label the Products except as agreed to in writing by ViryaNet.

8	TERM AND TERMINATION

8.1	Term. This Agreement shall become effective on the Effective Date and shall be valid for a period of one (1) year from the Effective Date, unless terminated in accordance with Section 8.2 below. Thereafter, this Agreement will automatically renew for additional one (1) year term(s) unless either party provides notice of termination at least thirty (30) days prior to the expiration of the current term. Neither party shall be under any obligation to extend or renew the term of this Agreement.

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8.2	Termination. Either party may terminate this Agreement, upon the giving of thirty (30) days prior written notice, upon a material breach by the other party that the party fails to cure to the notifying party’s reasonable satisfaction within ten (10) days of receipt of written demand for such cure. Notwithstanding anything contained herein to the contrary, either party my terminate this Agreement for its convenience upon the giving of ninety (90) days prior written notice to the other party.

8.3	Effect of Termination. Upon the expiration or termination of this Agreement for any reason, all Licenses shall immediately terminate (except as described in Section 8.3(iv) below) and each party shall promptly comply with the following conditions:

(i)	VAR shall purge from its computer systems, storage media and other files and at ViryaNet’s option, destroy or deliver to ViryaNet or its designees all of the Products within VAR’s possession or control, except as provided in Section 8.3(iv) below;

(ii)	Each party shall, at the other party’s option, destroy or deliver to the Owner all of Owner’s Proprietary Information within the Recipient’s possession or control and any information of such other party that bears a trademark, service mark, trade name or logo of such other party;

(iii)	All payment and confidentiality protection obligations of either party accruing prior to termination shall survive termination;

(iv)	VAR shall retain the limited right to continue to provide Level One Support to those Supported End Users of VAR that became such prior to expiration or termination of this Agreement, as applicable and may retain the minimum number of copies of the Products necessary to provide Level One Support. VAR’s right to provide such Level One Support for each such Supported End User shall terminate upon the first opportunity (including without limitation the first event at which VAR may choose to not renew the applicable support or maintenance agreement) for VAR to cease providing Level One Support under the applicable support or maintenance agreement with each such Supported End User. VAR shall not make or allow third parties to make any additional Product copies or reproductions. ViryaNet shall continue to provide Level One (if applicable) and Level Two Support under the applicable support or maintenance agreement with each Supported End User. To the extent that VAR is providing Level One Support to an End User under the terms of this Agreement, VAR shall cease providing such Level One Support and ViryaNet shall provide such Level One Support directly to the End User and shall be entitled to discontinue paying VAR any share of the maintenance and support fees if any of the following events occur: (1) VAR breaches Section 5.3 (Marketing Practices of VAR); (2) VAR breaches Section 5.7 (Level One Support), including without limitation, of Exhibit B; (3) VAR breaches Section 8.3(v), Section 11.3 (VAR Indemnity) or VAR’s indemnification obligation under Section 12.3 (Compliance with Laws and Regulations); (4) VAR breaches Section 8.3(vi) or 8.3; (5) ViryaNet could terminate this Agreement under Section 13.3 (Assignment); or (6) VAR violates Section 2 (License), 10 (Confidential Information) or in any other way violates the Intellectual Property Rights of ViryaNet. This Section 8.3(iv) shall not apply in the event of termination under Section 13.3 (Assignment).

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(v)	Sections 1, 2.2-2.5, 3 (to the extent of payments received by ViryaNet prior to expiration or termination of this Agreement), 6, 7, 8.3, 9, 10 and 12 shall survive termination or expiration of this Agreement.

9	WARRANTY AND DISCLAIMER OF WARRANTIES; LIMITATION OF LIABILITY

9.1	ViryaNet Product Warranty. ViryaNet represents and warrants to VAR that the Products will not infringe upon or violate the Intellectual Property Rights of any third party. ViryaNet’s entire liability and VAR’s sole remedy with respect to such infringements or claims of infringement is set forth in Section 11. ViryaNet warrants for a period of 90 days after VAR’s delivery to its End-User that the Products will be free from defects in material and workmanship and will perform substantially in accordance with the Documentation and specifications provided to VAR. This limited warranty does not apply to the extent the Products have been (i) modified, except modifications performed or approved in writing by ViryaNet, (ii) used in a manner other than as expressly authorized in this Agreement or in the Documentation, (iii) used on media that has been damaged through no fault of ViryaNet, or (iv) used on an operating system other than the operating system specified in the Documentation. ViryaNet does not warrant that the Products (w) will be error-free, (x) will operate without interruption, (y) will perform in the manner intended by VAR or its End Users, or (z) will meet the requirements of VAR or its End Users. ViryaNet’s sole liability and VAR’s sole remedy for breach of the warranties contained in this Section 9.1 shall be the repair or replacement of the non-conforming Products. THE FOREGOING LIMITED PRODUCT WARRANTY IS THE SOLE PRODUCT WARRANTY OF VIRYANET RELATED IN ANY MANNER TO THE PRODUCTS UNDER THIS AGREEMENT AND IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, ACCURACY OR FITNESS FOR A PARTICULAR PURPOSE.

9.2	Intentionally Deleted

9.3	In no event shall either party’s liability arising out of or relating in any manner to this Agreement exceed the amount of fees to be paid by VAR under this Agreement, whether such fees have actually been paid and whether such liability is based in contract, tort, statute or otherwise. EXCEPT FOR THE EXPRESS PAYMENT OBLIGATIONS SET FORTH IN THIS AGREEMENT, THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS AGREEMENT, INFRINGEMENT OR OTHER VIOLATION OF VIRYANET’S RIGHTS IN THE PRODUCTS, OR BREACH OF THE SECTION OF THIS AGREEMENT ENTITLED “CONFIDENTIAL INFORMATION,” IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY LOST PROFITS, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, OR OTHER CONSEQUENTIAL OR INCIDENTAL DAMAGES EVEN IF THE PARTIES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF WHETHER SUCH LIABILITY IS BASED ON CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, PRODUCTS LIABILITY OR OTHERWISE.

9.4	Each party represents and warrants that it is a duly organized and validly existing corporate entity and it has respectively taken all necessary corporate acts and received all necessary corporate approvals pursuant to entering into and consummating the transactions contemplated in this Agreement.

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10	CONFIDENTIAL INFORMATION

(a)	In the performance of this Agreement, each party may disclose to the other certain Proprietary Information. For the purposes of this Agreement, (i) “Proprietary Information” means Trade Secrets and Confidential Information of either ViryaNet or VAR, as applicable; (ii) “Trade Secrets” means trade secrets as defined under any applicable law, as amended from time to time; (iii) “Confidential Information” means information that is of value to its owner and is treated as confidential other than Trade Secrets; (iv) “Owner” refers to the party disclosing such party’s Proprietary Information hereunder, whether such party is ViryaNet or VAR and whether such disclosure is directly from Owner or through Owner’s employees or agents; and (v) “Recipient” refers to the party receiving the other party’s Proprietary Information hereunder, whether such party is ViryaNet or VAR and whether such disclosure is received directly or through Recipient’s employees or agents. Proprietary Information shall include, without limitation and regardless of form, the Products and Documentation. VAR acknowledges that the Products incorporate the Proprietary Information of ViryaNet. ViryaNet acknowledges that the VAR Works incorporate the Proprietary Information of VAR.

(b)	Recipient will hold in confidence and not disclose, reproduce, use, distribute, reverse engineer, decompile, or transfer, directly or indirectly, in any form, by any means, or for any purpose, the Owner’s Proprietary Information. Recipient acknowledges and agrees that the Proprietary Information shall remain the sole and exclusive property of Owner. The disclosure of the Owner’s Proprietary Information to Recipient does not confer upon Recipient any license, interest, or rights of any kind in or to the applicable Proprietary Information, except as provided under this Agreement. Recipient agrees to return to Owner, upon request by Owner, the Owner’s Proprietary Information and all materials developed by or on behalf of Recipient containing or based upon the Owner’s Proprietary Information. Recipient shall require its employees receiving the Owner’s Proprietary Information to abide by the restrictions of this Agreement and shall only allow Recipient independent contractors to receive the Owner’s Proprietary Information upon (i) Owner’s prior written consent; and (ii) such contractors executing a nondisclosure agreement with Proprietary Information restrictions no less protective of the Proprietary Information than those of this Agreement. Subject to the terms set forth herein, Recipient shall protect the Proprietary Information of Owner with the same degree of protection and care Recipient uses to protect its own Proprietary Information, but in no event less than reasonable care. With regard to Trade Secrets, the obligations in this Section shall continue for so long as such information continues to be a Trade Secret. With regard to Confidential Information, the obligations in this Section shall continue for the term of this Agreement and for a period of four (4) years thereafter.

(c)

Nothing in this Section shall prohibit or limit Recipient’s use of information if (i) at the time of disclosure hereunder such information is generally available to the public; (ii) after disclosure hereunder such information becomes generally available to the public, except through breach of this Agreement by Recipient; (iii) Recipient can demonstrate such information was rightfully in Recipient’s possession prior to the time of disclosure by the Owner and was not acquired directly or indirectly from Owner or its affiliates; (iv) the information becomes available to Recipient from a third party which is not legally prohibited from disclosing such information, provided such information was not acquired directly or indirectly from the Owner or its affiliates; (v) Recipient can demonstrate the information was developed by or for Recipient independently of the disclosure of such information by the Owner or its affiliates; or (vi) the information is disclosed by the

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Recipient pursuant to a requirement of a governmental agency or by operation of law, provided that, with respect to clause (vi), the Recipient shall first notify the Owner prior to disclosure in order to give the Owner an opportunity to seek an appropriate protective order and/or waive compliance with the terms of this Agreement and shall disclose only that part of the Proprietary Information which it is required to disclose.

11	INTELLECTUAL PROPERTY INFRINGEMENT; INDEMNITY

11.1	ViryaNet Indemnity. ViryaNet agrees to defend, indemnify and hold VAR harmless against any liability or claim that the Products infringe upon or violate the Intellectual Property Rights of any third party and will pay resulting costs, awards, judgments, settlements, damages and fees including, without limitation, reasonable attorneys’ fees, provided that: (a) VAR promptly notifies ViryaNet of any such claim; (b) VAR provides ViryaNet with all information and assistance necessary to defend or settle such liability or claim; and (c) ViryaNet has sole control of the defense and all related settlement negotiations. If such liability or claim occurs, or in ViryaNet’s opinion is likely to occur, VAR agrees to permit ViryaNet, at its option and expense but without obligation to do so, either to procure for VAR the right to continue using the Products or to replace or modify the same so that they become non-infringing and provide similar functionality. If neither of the foregoing alternatives are reasonably available to ViryaNet as determined in its sole discretion, then ViryaNet may terminate this Agreement upon thirty (30) days written notice to VAR, and ViryaNet shall refund any and all fees associated with the infringing Products paid by VAR hereunder to ViryaNet . This Section states the entire obligation of ViryaNet and the sole remedy of VAR with respect to indemnification, infringement, violations or claims thereof for patents, copyrights, trade secrets and all other proprietary rights.

11.2	Limits of ViryaNet Indemnity. ViryaNet shall have no obligation to defend VAR or to pay any costs, damages or attorney’s fees for any claim based upon use of other than an unmodified release of the Products if such infringement would have been avoided by the use of an unaltered release of the Products; or based upon the use of the Products with other items where such infringements would have been avoided by the use of the Products alone, and VAR shall indemnify ViryaNet, to the same extent as ViryaNet’s indemnity of VAR set forth in Section 11.1, with respect to any such infringement or claim of infringement provided that VAR’s acts or omissions result in said infringement.

11.3	VAR Indemnity. VAR shall defend, indemnify ViryaNet against, and shall hold ViryaNet harmless from, any and all claims, lawsuits and/or causes of action threatened or asserted against ViryaNet based on third party property damage or personal injury (including death), arising out of or in any way relating to the negligent acts or omissions of VAR, VAR’s employees, contractors and agents (collectively, “VAR Parties”). VAR shall also defend, indemnify ViryaNet against, and shall hold ViryaNet harmless from, any and all claims, lawsuits and/or causes of action threatened or asserted against ViryaNet based on (i) the VAR Works (including without the Intellectual Property Rights in the VAR Works and any third party claims alleging the VAR Works violate such third party’s Intellectual Property Rights); or (ii) actions and inactions of the VAR Parties in performing obligations for End Users arising out of this Agreement, including without limitation the installation and implementation of the VAR Works or the Products as required by VAR.

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11.4	VAR shall pay any and all awards, judgments, settlements, fees and costs, including, without limitation, reasonable attorneys’ fees, incurred by or on behalf of ViryaNet in the defense, satisfaction and/or settlement of any and all such claims, lawsuits and causes of action, provided that: (a) ViryaNet promptly notifies VAR of any such claim; (b) ViryaNet provides VAR with all information and assistance necessary to defend or settle such liability or claim; and (c) VAR has sole control of the defense and all related settlement negotiations.

12	EXPORT AND COMPLIANCE WITH LAW.

12.1	Export. VAR shall be solely responsible for complying with the U.S. Export Administration Act (the “Act”) and all applicable then-current rules and regulations thereunder, including, without limitation, all related U.S. Presidential Executive Orders relating to the export, re-export or importation of the Products, Documentation, and any other materials provided by ViryaNet to VAR hereunder and any technical data contained therein (collectively referred to as the “Export Materials”). In distributing the Export Materials, VAR shall keep such books and records and to take such other actions as may be required by said Act, rules, regulations and Presidential Executive Orders.

12.2	Permits. If required by law, VAR shall be responsible for obtaining all import and export permits and licenses required by any government agency in the Territory to permit the importation of the Export Materials into the applicable country within the Territory. ViryaNet shall at no additional cost to VAR provide assistance to VAR as may be necessary or required to obtain such permits and licenses, including providing VAR with Export Control Classification Numbers (“ECCNs”) as provided by the United States Department of Commerce, on an ongoing basis as ViryaNet receives such ECCNs from the United States Department of Commerce.

12.3	Compliance with Laws and Regulations. VAR shall be solely responsible for compliance and will strictly comply with all applicable U.S. laws, and with all laws and regulations of the Territory in which the Export Materials are distributed relating in any way to VAR’s performance under this Agreement including, but not limited to, obtaining all necessary import licenses or permits and any other government approval necessary for importing the Export Materials into the Territory. VAR will also strictly comply with all the prevailing laws and regulations of such countries pertaining to the licensing, distribution, promotion, and marketing of the Export Materials. VAR shall give ViryaNet immediate prior written notice of any steps to be taken by VAR to comply with any legal requirements that may affect ViryaNet’s Intellectual Property Rights in the Export Materials, or other interests of ViryaNet, and VAR shall, at its expense, fully cooperate with ViryaNet to minimize and/or eliminate any adverse impacts of any such compliance on ViryaNet’s interests. This obligation shall survive termination of this Agreement.

12.4	Registration Requirements. If any laws or regulations require that the Export Materials, any portions thereof, or this Agreement be registered with or approved by a governmental entity (other than ViryaNet’s obligation in Section 12.2 regarding ECCNs), VAR shall comply with such requirements after prior written notice to ViryaNet specifying the required registration or approval; provided, however, that no such registration shall claim an ownership interest in any of ViryaNet’s property. Such compliance shall be at VAR’s sole expense and solely for the benefit of ViryaNet and the End Users. ViryaNet shall provide to VAR reasonable assistance in VAR’s compliance with the above requirements.

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13	MISCELLANEOUS PROVISIONS

13.1	Entire Agreement; Amendments. This Agreement, and the attached Exhibits constitute the entire understanding of the parties with respect to the subject matter hereof and supersede all other agreements and understandings between the parties with respect to the subject matter hereof. No amendment, modification or alteration of the terms of this Agreement shall be binding unless the same shall be in writing and duly executed by all parties hereto.

13.2	Force Majeure. Neither party shall incur any liability on account of any damage resulting from any failure or delay to perform all or any part of this Agreement if such failure or delay is caused by strike, lockout, war, riot, fire, flood, natural disaster, or other similar cause beyond VAR’s control, provided that such party gives prompt written notice of such condition and resumes its performance as soon as possible. If, as a result of such event, either party is unable to perform under this Agreement for a period of one hundred eighty (180) consecutive days, the other party may terminate this Agreement. The parties’ respective payment obligations hereunder shall not be subject to the terms of this Section.

13.3	Parties Bound by Agreement: Successors and Assigns. Neither party may assign this Agreement without the prior written consent of the other party. Notwithstanding any other term of this Agreement, either party may freely assign this Agreement in conjunction with (i) a sale of all or substantially all of its assets or voting securities, or (ii) a merger or similar transaction; provided that the acquiring or resulting entity agrees in writing to be bound by the terms of this Agreement. Any attempted assignment or delegation without the other party’s written consent will be just to void. Subject to the above, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto. Notwithstanding the foregoing, either party may freely assign this Agreement in conjunction with (a) a sale of all or substantially all of its assets or (b) a merger or similar transaction, or (c) as otherwise set forth in this Agreement.

13.4	Counterparts: Headings. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. The heading of the Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

13.5	Modification and Waiver. Any terms or conditions of this Agreement may be waived in writing at any time by the party, which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof. Failure, neglect or delay by any party to enforce the provisions of this Agreement or its rights or remedies hereunder will not be construed to be a waiver of such party’s rights under this Agreement or prejudice such party’s right to take subsequent action.

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13.6	Notices. Any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and delivered by hand, nationally-recognized courier service or sent by registered or certified mail or by any express mail service, postage or fees prepaid, return receipt requested, to the address set forth opposite such party’s name on Exhibit G attached hereto, or at such other address for a party shall be specified by like notice. Any notice which is delivered or sent in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party (or its agent for notices hereunder). Notices shall be deemed received as per the following:

–	delivered by hand: when delivered

–	delivered by nationally-recognized courier service: the next business day following delivery to such courier

–	registered or certified mail: three (3) business days after the postmarked date thereof

–	express mail service: the next business day following delivery to such service

13.7	Governing Law: Arbitration. This Agreement is executed in, and shall be construed in accordance with and governed by the laws of the State of Massachusetts without giving effect to the principles of conflicts of law. Except for the commencement of litigation to seek an equitable remedy, including without limitation injunctive relief, any other dispute, controversy, or claim arising out of or in connection with or relating to this Agreement or any breach or alleged breach hereof shall, upon the request of any party involved, be submitted to, and settled by, binding arbitration in accordance with the rules of commercial arbitration of the American Arbitration Association. The arbitration shall occur in Boston, Massachusetts, unless the parties mutually agree to have the proceedings in another location. The arbitrators may, in such proceedings, award attorney’s fees and costs to the prevailing party. Prior to either party seeking arbitration, the parties agree to meet and confer in good faith to resolve any problems or disputes that may arise under this Agreement.

13.8	Equitable Relief. Without limiting from any other remedies which may be available to ViryaNet under this Agreement, VAR acknowledges that (i) any use or threatened use of the Products or Documentation in a manner inconsistent with this Agreement, or (ii) any other misuse of the Proprietary Information of ViryaNet will cause immediate irreparable harm to ViryaNet for which there is no adequate remedy at law. Accordingly, VAR agrees that ViryaNet shall be entitled to immediate and permanent injunctive relief from a court of competent jurisdiction (notwithstanding the terms of Section 13.7 above) in the event of any such breach or threatened breach by VAR. The parties agree and stipulate that ViryaNet shall be entitled to such injunctive relief without posting a bond or other security; provided however that if the posting of a bond is a prerequisite to obtaining injunctive relief, then a bond in the amount of $1000 shall be sufficient.

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13.9	Compliance with Laws. VAR and ViryaNet shall each comply with all laws and regulations governing its performance hereunder including, without limitation, laws relating to the import and export of Products.

13.10	Invalid or Unenforceable Provision: Recitals and Exhibits. If any provision of this Agreement is held to be invalid or unenforceable in any respect, such provisions shall be deemed severed and the remaining provisions shall remain in full force and effect. Each recital at the beginning of this Agreement and each Exhibit attached to this Agreement are incorporated herein and made an integral part hereof.

13.11	Audit Right. VAR shall keep complete and accurate records of all distributions of the Product and related information. All such records required to be kept by VAR shall be stored in one physical location. Upon seven (7) days prior notice, VAR agrees to permit ViryaNet’s certified public accountant to inspect and copy such records at reasonable times during normal business hours. ViryaNet may perform such audits no more than two (2) times during any twelve (12) month period.

13.12	Taxes. VAR shall pay or reimburse ViryaNet for amounts equal to any taxes, other duties, tax penalties, or amounts in lieu thereof, however designated, now or hereafter levied or based on payments due under this Agreement, any license granted hereunder, the transfer, use or distribution of the Products by VAR, exclusive of taxes based upon ViryaNet’s income.

13.13	Publicity. In addition to the other confidentiality obligations under this Agreement, neither party shall make any announcement, or release any information concerning this Agreement or any part thereof or with respect to the business relationship between the parties, to any member of the public, press, business entity, or any official body except as required by applicable law, rule, injunction or administrative order, unless prior written consent is obtained from the non-requesting party. In the event either party determines it is obligated by law or a governmental authority to make any such announcement or release, such party shall promptly so notify the other party and shall cooperate with such party in seeking to ensure that suitable confidentiality obligations are afforded such information.

13.14	VAR Dealings With Others. This Agreement does not diminish nor restrict in any way the rights that VAR has to market, distribute, sell, lease, purchase, acquire, or otherwise obtain or transfer any products or services from or to any third party.

13.15	No Inventories; No Commitments. Notwithstanding anything contained herein to the contrary, nothing in this Agreement shall obligate VAR to purchase or license any minimum inventory levels or meet any minimum marketing, distribution, licensing or sales commitments, other than the purchase of the Initial Licenses and the payment of the Initial License Fees set forth in Section 3.4 above.

14.	SOURCE CODE ESCROW

14.1	Within thirty (30) days from the Effective Date, ViryaNet agrees to place and maintain the Product Source Code, and all applicable Documentation, and any updates or upgrades

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thereto, in escrow with an independent third party for VAR’s benefit with escrowed materials to be released in the event of the following:

(a)	ViryaNet ceases to offer and provide any maintenance services;

(b)	ViryaNet terminates or suspends its business activities for a period exceeding 15 business days;

(c)	ViryaNet becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or similar authority; or

(d)	ViryaNet becomes subject to any bankruptcy or insolvency proceeding under federal or state statutes which are not rescinded within sixty (60) days.

ViryaNet shall be solely responsible for any and all costs and expenses associated with the escrow. In the event that the Product Source Code are released by ViryaNet to VAR, VAR shall use such Product Source Code solely to support End Users who have previously licensed the Products, and for no other purpose whatsoever.

The escrow account shall be established with DSI Technology Escrow Services (“DSI”) under DSI’s standard Preferred Agreement (unless the parties mutually agree otherwise) except to the extent conflicting with this Section 14, in which case the terms of this Section 14 shall prevail.

IN WITNESS WHEREOF, authorized representatives of the parties have signed and sealed this Agreement as of the day and year first above written.

VAR: GE Energy Management Services, Inc.	VIRYANET: ViryaNet, Inc.

By:	By:

Name:	Name:

Title:	Title:

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Exhibits:

Exhibit A—End User License Agreement

Exhibit B—End-User Software Maintenance Agreement

Exhibit C—Professional Services

Exhibit D—Product Order Form

Exhibit D1—Initial Order Form

Exhibit E—Software and Maintenance Price List

Exhibit F—Products List

Exhibit G—Contacts

Exhibit H—Territory

Exhibit H1—Lead Registration Form

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Exhibit A

End-User License

LICENSE AND SUPPORT AND MAINTENANCE AGREEMENT

This License and Support and Maintenance Agreement (the “Agreement”) effective as of this      day of                      2003, is entered into by and between ViryaNet Inc., a Delaware corporation with an office at Southborough, Massachusetts U.S.A. (“ViryaNet”) and                              Inc., a                          Corporation, with an office at                                     (“Licensee”).

Background

ViryaNet has developed the ViryaNet Product(s) (as defined below) and wishes to grant Licensee a license to use the ViryaNet Product(s) pursuant and subject to the terms and conditions of this Agreement; and

Licensee wishes to obtain the license to use the ViryaNet Product(s) pursuant and subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual promises contained in this Agreement the parties agree as follows:

1.	Definitions:

1.1 “Agreement” shall mean this License and Support and Maintenance Agreement, and all schedules and exhibits attached hereto.

1.2 “Business Day” means a period of time between and including Monday through Friday, excluding holidays.

1.3 “Confidential Information” shall mean any information, technical data, or know-how, in written, graphic, machine readable form or any other form, including but not limited to, that which relates to past, present and future research, product plans, products (including ViryaNet Product(s) or products of Licensee, as applicable, and including any unannounced products of ViryaNet or of Licensee, as applicable or services, including unannounced services), Documentation or any part thereof, customers, markets, software, developments, inventions, processes, designs, drawings, engineering, hardware configuration information, marketing or finances of ViryaNet or of Licensee, as applicable, which Confidential Information is designated in writing to be confidential or proprietary, or if given orally, is confirmed in writing, within thirty (30) days of its disclosure as having been disclosed as confidential or proprietary. Confidential Information does not include information, technical data or know-how which: (i) is in the possession of the party receiving the Confidential Information (the “Receiving Party”) at the time of disclosure as shown by the Receiving Party’s files and records immediately prior to the time of disclosure by the party disclosing such Confidential Information (the “Disclosing Party”); (ii) prior to or after the time of disclosure becomes part of the public knowledge or literature other than as a result of any improper inaction or action of the Receiving Party; (iii) is approved by the Disclosing Party in writing, for release; or (iv) is required to be disclosed by applicable law or proper legal, governmental or other competent authority, and then only to the extent required, provided that the Disclosing Party, as applicable, shall be notified sufficiently in advance of such requirement so that it may seek a protective order (or equivalent) with respect to such disclosure, with which the Receiving Party shall fully comply. For avoidance of doubt, it is hereby clarified that the Confidential Information shall not be deemed to have been known by the Receiving Party or to be part of public domain merely because it or portions thereof is expressed in publications or patents in general terms not specifically pertaining to the subject matter of the Confidential Information.

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1.4 “Documentation” shall mean all documentation and material pertaining to the ViryaNet Product(s) provided by ViryaNet to Licensee pursuant to this Agreement, including without limitation, operating instructions, input information, or format specifications, instructional documentation and guides, and any training manuals that may be provided by ViryaNet.

1.5 “Enhancements” shall mean any program or any materials not included in the ViryaNet Product which are not designated as Options and shall not include Upgrades and Releases (as such terms are defined in Exhibit B) or revisions, patches, improvements, bug fixes or other modifications.

1.6 “End User” shall mean shall mean any authorized licensee of ViryaNet Product(s) (as defined below) using such ViryaNet Product(s) and Third Party Software (as defined below) solely for such party’s own internal business operations and not for resale or other form of distribution by such authorized licensee.

1.7 “License Fees and Payment Terms” shall mean the license fees and terms of payment for the ViryaNet Product(s) licensed to Licensee pursuant to this Agreement, as described in Exhibit A, as amended from time to time.

1.8 “Options” shall mean any revision or modification to, or variant form of, the ViryaNet Product that generally is separately priced apart from a basic ViryaNet Product core product and/or involves an added function to the ViryaNet Product. Once delivered to Licensee, Options shall be part of ViryaNet Product(s), as defined below, for all purposes of this Agreement excepting for Licensee’s separate payment obligations as to such Options.

1.9 “Support and Maintenance Fees” shall mean the fees paid by Licensee in consideration for the support and maintenance to be provided by ViryaNet to Licensee in accordance with Section 6.1 of this Agreement and Exhibit B attached to this Agreement.

1.10 “Third Party Software” shall mean any software or portion thereof, licensed to ViryaNet by a third party and included in the applicable ViryaNet Product, together with all Enhancements and Options in the Third Party Software after delivery, as described in Exhibit C, and subject to the restrictions stipulated in such Exhibit C and in this Agreement.

1.11 “Unauthorized Use” shall mean any or all of the activities described in Section 3 below.

1.12 “User” shall mean a person or entity that has an active (i) Licensee approved user identification, and (ii) Licensee approved password, and which has access to the ViryaNet Product(s). Each User may use all the functions of the ViryaNet Product(s), subject to the restrictions specified in this Agreement, including without limitation those specified in Sections 2 and 3 of this Agreement.

1.13 “ViryaNet Product(s)” shall mean the product(s) described in Exhibit C attached hereto.

1.14 The term “purchase of ” or “sale of” (“to sell” or “to purchase”) ViryaNet Product(s) shall mean the acquiring or granting, respectively, of a license to use such ViryaNet Product(s), pursuant to the terms and conditions of this Agreement.

2.	License.

2.1	Subject to the terms and conditions of this Agreement, including without limitation the restrictions set forth in Section 3 below, ViryaNet grants to Licensee and Licensee hereby accepts, a personal, non-exclusive, non-transferable license to use and access the ViryaNet Product(s) as an End User, subject to the restrictions on the number of Users specified in Exhibit A attached hereto.

3.	Restrictions.

Except as otherwise specifically and expressly authorized by this Agreement:

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3.1 Licensee shall not transfer, lease, rent, sublicense, resell or otherwise distribute the ViryaNet Products, the Third Party Software or any portion thereof.

3.2 Licensee shall not copy, modify, reverse engineer, decompile the ViryaNet Product(s), the Third Party Software or the Documentation or separate the components of the ViryaNet Product(s), the Third Party Software, the Documentation or any part thereof or otherwise attempt to derive or obtain the source code of ViryaNet Product(s) or any part thereof. Licensee shall not modify, improve or make derivative works incorporating ViryaNet Product(s), the Documentation, or any part thereof, and shall not make any use of the ViryaNet Product(s) except as authorized under Section 2 above.

3.3 Neither Licensee nor its personnel having had access to the ViryaNet Product(s), the Documentation, the Confidential Information, the Third Party Software or any part thereof may use it to design software, components and/or products with similar competitive functionality.

4.	Title

4.1 Ownership. All title, rights and interest to the ViryaNet Products, the Documentation, ViryaNet’s Confidential Information, and any part thereof, including all of the patents, trademarks, trade names, trade logos, copyrights, inventions, technology, design, schemes, know how, trade secrets and any other intellectual property rights pertaining to the ViryaNet Products, the Documentation, the ViryaNet Confidential Information, or any part thereof, shall be owned exclusively by ViryaNet. Licensee hereby undertakes to keep the ViryaNet Products free and clear of all claims, liens and encumbrances. Ownership of the Third Party Software and related Confidential Information and Documentation shall remain with the respective proprietors of the Third Party Software.

All title, rights and interest to the Licensee’s Confidential Information, and any part thereof, including all of the patents, trademarks, trade names, trade logos, copyrights, inventions, technology, design, schemes, know how, trade secrets and any other intellectual property rights pertaining to Licensee’s Confidential Information, or any part thereof, shall be owned exclusively by Licensee.

5.	Ordering, License Fees, Payment Terms, Taxes and Import and Export Restrictions.

5.1 Delivery. ViryaNet shall deliver to Licensee the ViryaNet Product within      days of the last date entered below by the parties to this Agreement (the “Effective Date”).

5.2 License Fees and Payment Terms. In consideration for the licenses granted to Licensee pursuant to this Agreement, Licensee agrees to pay ViryaNet the License Fees specified in Exhibit A in accordance with the Payment Terms specified therein.

5.3 Taxes. All prices are exclusive of, and Licensee shall pay or reimburse ViryaNet for, all taxes, duties and assessments imposed on Licensee or ViryaNet in connection with the licenses granted under this Agreement or the use of the ViryaNet Products, including without limitation all sales, use, excise and other taxes and duties, excluding only taxes based upon ViryaNet’s income. Licensee shall hold ViryaNet harmless from all claims and liability arising from Licensee’s failure to report or pay any such taxes, duties or assessments.

5.4 Late Payments. All amounts that are not paid by Licensee as required by this Agreement may be subject to late charge equal to 1.5 percent (1.5%) per month (calculated on a monthly basis), or, if less, to the maximum amount allowed by applicable law. In the event that any amount due hereunder is overdue by more than 90 days, and ViryaNet has provided written notice to Licensee, ViryaNet may suspend performance until such amount is paid.

5.5 Import and Export Requirements.

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5.5.1 Subject to the rights granted to Licensee under this Agreement with respect to import or export, if any, Licensee shall not, directly or indirectly, export the ViryaNet Products, the Third Party Software the Documentation, the ViryaNet Confidential Information or any part thereof, outside the United States and shall not import them into a foreign territory without obtaining all permits and licenses as may be required by and conforming with all applicable laws and regulations of the government of the United States and the applicable foreign territory. Licensee shall at its own expense, pay all import and export licenses and permits, customs charges and duty fees, if any, and shall take all other actions, if any, required to accomplish the export and import of the ViryaNet Product(s), the ViryaNet Confidential Information, the Third Party Software, and Documentation by Licensee.

5.5.2 Licensee acknowledges that any obligation of ViryaNet to provide the ViryaNet Products and Documentation under this Agreement shall be subject in all respect to all applicable laws and regulations of the government of the United States and any applicable foreign territory, governing the delivery of technology and products abroad by persons subject to such applicable laws.

5.5.3. Notwithstanding anything contained in this Agreement to the contrary, and provided Licensee has been granted a right to export under this Agreement, Licensee shall not export the ViryaNet Product(s), the Third Party Software the Documentation, the ViryaNet Confidential Information, or any part thereof, or any other rights pursuant to this Agreement in any territory (i) where any material terms of this Agreement are unenforceable, (ii) where such terms would not provide the protection to ViryaNet, to the ViryaNet Products, to the Documentation, to the Third Party Software, ViryaNet Confidential Information or any part thereof, or (iii) where there is a significant risk that the ViryaNet Product(s), the Third Party Software, the Documentation, the ViryaNet Confidential Information, or any part thereof shall fall into the public domain. For avoidance of doubt, this Section should not be interpreted as granting any rights to Licensee, other than those expressly specified elsewhere in this Agreement.

6.	Support and Maintenance and Training

6.1 Support and Maintenance. Support and maintenance shall be provided to Licensee in accordance with Exhibit B, attached hereto.

6.2 Term of Software Maintenance. Software Maintenance (as defined in Exhibit B attached hereto) shall be provided for one (1) year from the last date entered below by the parties to this Agreement (the “Effective Date”) (such one year period hereinafter referred to as the “Initial Term”) and shall be extended each year for an additional one (1) year term unless terminated by either party as provided herein (any additional one (1) year period shall be referred to as “Renewal Term”).

6.3 Support and Maintenance Fees. For each ViryaNet Product with respect to which Licensee has ordered Software Maintenance (as defined in Exhibit B attached hereto) during the Initial Term, Licensee shall pay ViryaNet the applicable Software Maintenance Fees provided in Exhibit A attached hereto and in accordance with the payment terms provided therein. The Software Maintenance Fees and payment terms for any Renewal Term shall be determined thirty (30) days prior to the end of the Initial Term or Renewal Term, as applicable.

6.4 Renewal of Software Maintenance. In the event Licensee terminates Software Maintenance (as defined in Exhibit B) or fails to pay ViryaNet on the date on which Software Maintenance Fees, or any portion thereof, are due, then to reinstate or renew Software Maintenance, Licensee must first pay ViryaNet for all accumulated Software Maintenance Fees with respect to the applicable ViryaNet Product and/or Third Party Software for the period during which Licensee did not purchase Software Maintenance.

6.5 Training. In the event that Licensee wishes to have ViryaNet provide any training courses, ViryaNet shall, subject to the availability of its personnel, provide such courses at a mutually agreeable time and mutually agreeable location and on terms, conditions and fees then in effect for such training

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courses. In addition to the payment of ViryaNet’s prescribed fees, Licensee shall reimburse ViryaNet for the expenses incurred by ViryaNet in providing such training.

7.	Records and Auditing Rights

7.1 Books and Records. Licensee shall keep accurate books of account and records indicating in detail the number of users of the ViryaNet Product(s) and all copies of the ViryaNet Product(s) made by Licensee (provided Licensee is authorized to make such copies pursuant to this Agreement).

7.2 Auditing and Inspection Rights. ViryaNet shall, at its sole discretion, be entitled to audit Licensee’s books of account and records referred to in Section 7.1 above upon written notice of three (3) business days to Licensee, provided that ViryaNet shall have the right to perform such audit once every six (6) months. Any such audit shall be conducted during Licensee’s normal business hours so as not to unreasonably interfere with Licensee’s business activities. ViryaNet agrees to hold strictly confidential all information concerning the verifications thereof, except as necessary for ViryaNet to enforce its rights under this Agreement. Licensee shall permit ViryaNet’s representative to take excerpts from, and make copies of, any entries therein. ViryaNet shall pay all expenses associated with the verification. Nevertheless, if an audit reveals that Licensee has underpaid fees due to ViryaNet, ViryaNet shall invoice Licensee for such underpaid amounts based on the License Fees in effect at the time such audit or inspection is completed with the invoice subject to ViryaNet’s standard payment terms. If the underpaid License Fees exceed ten percent (5%) of the License Fees due to ViryaNet for the relevant period, then Licensee shall pay the reasonable expenses associated with such audit.

8.	Confidential Information

8.1 Nondisclosure and Non Use of Confidential Information. The Receiving Party (as defined in Section 1.2 above) agrees not to use any Confidential Information disclosed by the Disclosing Party (as defined in Section 1.2 above) except for the purposes of exercising Licensee’s rights and obligations granted pursuant to this Agreement. Unless expressly authorized by the Disclosing Party, the Receiving Party will not disclose any Confidential Information, other than to its employees and consultants who are required to have the information in order to exercise the rights and obligations granted under this Agreement. The Receiving Party shall be responsible for ensuring that the obligations of confidentiality and non-use contained herein are observed by its employees and consultants, and the Receiving Party represents that it has instituted policies and procedures which provide such protection for the Confidential Information. Without limiting the generality of the foregoing, the Receiving Party shall restrict access to those of its employees and consultants who are bound, either by the terms of their employment agreement or by separate written agreements, to maintain the Confidential Information in confidence and refrain from using the same for their own benefit. The Receiving Party shall bear full responsibility for any harm caused to the Disclosing Party by disclosure by said employees or consultants who are not bound by such agreements. The Receiving Party shall use the same degree of care, but no less than reasonable degree of care that the Receiving Party utilizes to protect its own Confidential Information. The Receiving Party agrees to notify the Disclosing Party in writing of any misuse or misappropriation of Confidential Information which may come to the Receiving Party’s attention.

8.2 Term. The forgoing commitments of the Receiving Party shall survive any termination of this Agreement, and shall continue for a period which is five (5) years after the date of termination of this Agreement.

8.3 Remedies. The Receiving Party agrees that its obligations provided in this Section 8 are necessary and reasonable in order to protect the Disclosing Party and its business, and expressly agrees that monetary damages would be inadequate to compensate the Disclosing Party for any breach by the Receiving Party of the obligations set forth in this Section 8, and the Disclosing Party may seek an injunctive relief against the threatened breach of this Agreement or the continuation of any such breach by Licensee, without the necessity of proving actual damages.

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9.	Warranties and Limitations

9.1 Warranties ViryaNet’s sole warranties with respect to the ViryaNet Products are:

9.1.1 That the media delivered by ViryaNet to Licensee for ViryaNet Product(s) and its Documentation shall be proper copies thereof valid for thirty (30) days from delivery of each item of such ViryaNet Product(s) and Documentation.

9.1.2 That the ViryaNet Product(s) purchased by Licensee are designed to be “Year 2000 Compliant” which means the ViryaNet Product(s) are designed to:

(i) correctly and unambiguously handle and process date information, after January 1, 2000. This includes, but is not limited to, accepting date input, providing date output, storing and retrieving dates and the ability to perform calculations on dates or portions of dates;

(ii) correctly process functions that are programmed to commence and/or end on a particular date, including but not limited to month-end year-end, leap year and any combinations thereof, irrespective of the change in the century identifier;

(iii) function accurately without interruption after January 1, 2000 without any change in operations and/or parameters associated with the advent of the new century; and

(iv) respond to two digit year date input in a way that resolves the ambiguity as to the century in a disclosed, defined, predetermined manner; and to store and provide output of date information in ways that are unambiguous as to the century.

9.1.3. ViryaNet does not make any representations or warranties as to the ability of the ViryaNet Products to be Year 2000 Compliant, when used or interfaced with other system(s), software, hardware, date or equipment which is not Year 2000 Compliant or which does not have a properly functioning wrapper allowing correct exchange of date-related data, unless such a wrapper is part of the ViryaNet Product(s).

9.1.4 ViryaNet represents and warrants that the ViryaNet Products shall conform to the specifications appearing in current published user manual supplied with the relevant ViryaNet Product, for a period of sixty (60) days after the delivery of such ViryaNet Product.

9.2 In order to grant rights, provide goods or perform services contemplated by this Agreement, ViryaNet may acquire from independent contractors or third party software vendors certain rights, good or services. To the extent that such third parties provide warranties to ViryaNet for the rights, goods, services that they supply, and to the extent that they permit the transfer of such warranties to Licensee, ViryaNet shall pass such warranties through to Licensee. ViryaNet makes no independent representations or warranties for rights, goods or services provided by independent contractors or third party software vendors, including without limitation with respect to Third Party Software.

9.3 EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 9, VIRYANET MAKES NO PROMISES, REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO ANY VIRYANET PRODUCT, DOCUMENTATION OR ANY PORTION THEREOF, INCLUDING THEIR CONDITION, THEIR CONFORMITY TO ANY REPRESENTATION OR DESCRIPTION, OR THE EXISTENCE OF ANY LATENT OR PATENT DEFECTS, AND VIRYANET SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

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9.4 VIRYANET SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY REGARDING (A) THE AMOUNT OF SALES, REVENUES OR PROFITS THAT MAY BE OBTAINED BY LICENSEE DURING THE TERM OF THIS AGREEMENT, OR OTHER BENEFIT THAT LICENSEE MAY OBTAIN THROUGH ITS PARTICIPATION IN THE AGREEMENT.

9.5 SUBJECT TO VIRYANET’S SUPPORT AND MAINTENANCE OBLIGATIONS UNDER SECTION 6.1 ABOVE AND AS FURTHER SPECIFIED IN EXHIBIT B ATTACHED HERETO, VIRYANET DOES NOT WARRANT THAT (I) THE VIRYANET PRODUCTS WILL MEET LICENSEE’S REQUIREMENTS, (II) THE OPERATION OF THE VIRYANET PRODUCTS SHALL BE UNINTERRUPTED OR ERROR-FREE, (III) THE DOCUMENTATION SHALL BE ERROR-FREE.

10.	Indemnification by ViryaNet.

10.1 Subject to the limitations specified in this Agreement (including without limitation those specified in Section 11 below), ViryaNet agrees to defend, at its expense, any action brought against Licensee based upon a claim that the ViryaNet Product(s) (other than Third Party Software or software supplied to ViryaNet by Licensee, or directed by Licensee to be obtained by ViryaNet from a third party and included in the ViryaNet Product(s) delivered by ViryaNet to Licensee, or ViryaNet Products as modified by Licensee, without consent of ViryaNet (collectively “Excluded Material”), the Documentation or any part thereof directly infringe any U.S. copyright, trademark or trade secret, provided that:

(i) The ViryaNet Product(s) or Documentation alleged to be infringing are used within the scope of the licenses granted under this Agreement and in accordance with the terms and conditions of this Agreement;

(ii) Licensee promptly notifies ViryaNet in writing of any such action or proceeding that has been brought or which is threatened; and

(iii) Licensee cooperates fully in the defense or settlement of any such action.

10.2. Subject to the limitations of this Agreement (including without limitation those provided in Section 11 below), ViryaNet agrees to indemnify Licensee against costs and expenses and damages finally awarded in an action described in Section 10.1, provided that Licensee grants ViryaNet sole control of the defense of any such action and all related negotiations for settlement.

10.3 Subject to the limitations of this Agreement (including without limitation those provided in Section 11 below), in the event that an injunction is issued against Licensee’s use of the ViryaNet Products, Documentation, or any part thereof, or if in ViryaNet’s opinion all or any portions of the ViryaNet Product(s) or Documentation are likely to become the subject of a nonfrivolous claim for infringement or injunction or damages award, ViryaNet at its expense, will do one of the following:

(i) procure for Licensee the right to continue using the ViryaNet Product(s) or such affected portions; or

(ii) replace or modify the ViryaNet Product(s) or Documentation or such affected portions, with noninfringing alternative that reasonably accommodates Licensee’s needs with respect to the original replaced or modified portion.

(iii) refund monies paid by Licensee to ViryaNet for the infringing ViryaNet Product in accordance with Section 11.3 below.

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This Section 10 shall not apply with respect to a claim based upon (a) use of other than the current unaltered release of the ViryaNet Product(s); (b) the combination, operation or use of any ViryaNet Product, or any portion thereof delivered by ViryaNet pursuant to this Agreement with Excluded Materials (as defined in Section 10.1 above) or with any other software, hardware or device not supplied by ViryaNet, if such infringement would have been avoided but for the combination, operation or use of the ViryaNet Products with such Excluded Material or with any other software, hardware or device not supplied by ViryaNet;

11.	Limitations on Warranties and Indemnification

11.1 SECTION 10 OF THIS AGREEMENT SPECIFIES THE ENTIRE LIABILITY OF VIRYANET WITH RESPECT TO INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES OR MISAPPROPRIATION OF SUCH INTELLECTUAL PROPERTY RIGHTS, IN CONNECTION WITH THE PRODUCTS/GOODS/SERVICES/DELIVERABLES, IF ANY, PROVIDED PURSUANT TO THIS AGREEMENT.

11.2 VIRYANET’S ENTIRE LIABILITY AND LICENSEE’S EXCLUSIVE REMEDY UNDER THIS AGREEMENT, FOR ANY CLAIM, WHETHER IN CONTRACT (INCLUDING BREACH OF WARRANTY) OR IN TORT (INCLUDING NEGLIGENCE) SHALL BE LIMITED TO A MAXIMUM AMOUNT EQUAL TO A REASONABLY ALLOCATED PORTION OF THE TOTAL AMOUNT PAID BY LICENSEE TO VIRYANET FOR THOSE PORTIONS OF THE VIRYANET PRODUCTS OR DOCUMENTATION UPON WHICH THE LIABILITY IS BASED.

11.3 VIRYANET’S AGGREGATE LIABILITY FOR ALL DAMAGES ARISING UNDER THIS AGREEMENT SHALL IN NO EVENT EXCEED (I) IN THE FIRST YEAR — 100% OF THE AMOUNT PAID BY LICENSEE TO VIRYANET UNDER THIS AGREEMENT, (II) IN THE SECOND YEAR, 50% OF THAT AMOUNT (III) IN THE THIRD YEAR, 25% OF THAT AMOUNT, AND (IV) ANY TIME THEREAFTER, THE AMOUNT OF ANNUAL SUPPORT AND MAINTENANCE FEES PAID BY LICENSEE TO VIRYANET UNDER THIS AGREEMENT FOR THE YEAR IN WHICH THE CLAIM IS MADE.

11.4 IN NO EVENT SHALL EITHER PARTY BE LIABLE UNDER THIS AGREEMENT FOR INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY, OR CONSEQUENTIAL DAMAGES OR ANY KIND, INCLUDING LOST PROFITS AND LOSS OF DATA, EVEN IF VIRYANET HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

12.	Indemnification by Licensee

12.1 Licensee agrees to indemnify and hold ViryaNet harmless from and against any loss, cost or expense (including reasonable attorneys’ fees) resulting from any and all claims by third parties for loss, damage, or injury (including death) allegedly caused by the negligence, misrepresentation, misconduct, error, omission or other actions of Licensee, or Licensee’s agents, employees or contractors.

12.2 For avoidance of doubt, it is hereby clarified that Licensee shall have no liability under this Section 12 for any claim alleging that the unaltered ViryaNet Product, in and of itself, infringes any third party’s intellectual property rights.

13.	Term and Termination

13.1 Term. This Agreement shall commence on the date hereof and shall continue in full force and effect unless terminated in accordance with the provisions of this Section 13.

13.2 Termination for Default. Subject to the provisions of Section 13.5 below, either party may terminate this Agreement in its entirety by written notice to the other party, if the other party breaches or is in default of any material obligation hereunder, other than under Section 7 above or under Exhibit B attached hereto, which breach or default remains uncured for a period of thirty (30) days

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after receipt of written notice of breach or default by the breaching or defaulting party. Subject to the provisions of Section 13.5 below, either party may only terminate the Software Maintenance (as defined in Exhibit B attached hereto) if the other party breaches or in default of any material obligation under Section 7 or under Exhibit B, which breach or default remains uncured for a period of thirty (30) days after receipt of written notice of breach or default by the breaching or defaulting party, and if Licensee is the non-breaching party, Licensee shall be entitled to a proportion of the Software Maintenance Fees for the unused period.

13.3 Termination for Insolvency. In addition to the foregoing, either party may immediately terminate this Agreement by written notice if (i) the other party becomes insolvent, (ii) upon institution by the other party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of debt, (iii) upon the institution of such proceedings against the other party, which are not dismissed or otherwise resolved in such party’s favor within sixty (60) days thereafter (iv) upon the other party making a general assignment for the benefit of creditors.

13.4 Cessation of Licenses and Rights. Upon termination of this Agreement all licenses and rights granted pursuant to this Agreement shall immediately cease.

13.5 Return of Confidential Information. Within ten (10) days after termination of this Agreement, Licensee shall return to ViryaNet, and shall make no further use, of any ViryaNet Product(s), the Third Party Software, the Documentation, ViryaNet and Third Party Confidential Information or any portions thereof and shall certify in writing to ViryaNet that the originals and copies, and any portions thereof, in any form, of the ViryaNet Product(s), the Third Party Software, the Documentation, the ViryaNet Confidential Information or any portions thereof in the possession of Licensee have been destroyed or returned to ViryaNet.

13.5 Limitation on Liability in the Event of Termination. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY, OR CONSEQUENTIAL DAMAGES OR ANY KIND, INCLUDING LOST PROFITS AND LOSS OF DATA, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING FROM ANY TERMINATION OF THIS AGREEMENT PURSUANT TO THIS SECTION 13.

14.	Miscellaneous

14.1 Background and Exhibits. The Section headed “Background” and the Exhibits attached hereto form an integral part of this Agreement.

14.2 Interpretation. Any heading contained in this Agreement are for convenience purposes only and shall not be employed in interpreting and construction of this Agreement. The parties and their respective counsel have negotiated this Agreement. This Agreement will be interpreted and construed in accordance with its terms and conditions and without any construction in favor or against either party.

14.3 Survival. Sections 4, 5, 8, 10, 11, 12, 13, 14.1 through 14.11 and all payment obligations incurred prior to the termination of this Agreement, shall survive termination of this Agreement.

14.4 Entire Agreement. This Agreement, including the Exhibits attached hereto, constitute the entire agreement and understanding between the parties with respect to the subject matter of this Agreement, and supersedes and replaces all prior or contemporaneous agreements, understandings, negotiations, and discussions, whether written or oral, regarding such subject matter.

No supplement, modification or amendment of this Agreement shall be binding upon the parties hereto, unless in a written instrument identified on its face as an amendment and executed by both parties by an authorized representative of each party.

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14.5 Governing Law. This Agreement shall in all respects be governed and construed according to the laws of the Commonwealth of Massachusetts without reference to its principles of conflicts of laws. The parties hereto agree that all disputes arising out of this Agreement shall be subject to the exclusive jurisdiction and venue in the federal and state courts located in Massachusetts. Licensee hereby consents to the personal and exclusive jurisdiction and venue of these courts.

However, prior to resort to legal and/or equitable remedies, the parties agree to negotiate in good faith to resolve any dispute promptly, within not to exceed ten (10) Business Days following written notice thereof. Failing this, the parties may refer the dispute to their senior executive of the component responsible for performance of this agreement, respectively, for resolution within thirty (30) days of written notice of dispute to such senior executive(s). Thereafter, either party may resort to its legal and equitable remedies for resolution thereof.

Notwithstanding the above, either Party may resort to any available remedy at law or equity to avoid irreparable injury or to maintain the status quo.

14.6 Severability. If any of the provisions of this Agreement, or any portions thereof, are held to be invalid or unenforceable under any applicable statute, regulation, orders or rule of law, the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, the fullest extent possible, the original purpose of such part or provision in a valid and enforceable manner, and the balance of this Agreement shall remain in full force and effect.

14.7 Waiver. No term or condition of this Agreement shall be deemed waived, and no breach or omission excused, unless in writing and signed by the party against whom enforcement of such waiver or consent is sought. A waiver of any condition or term of this Agreement in any regard shall not constitute a waiver or consent to any different or subsequent breach or omission, and either party may invoke any remedy available at law or in equity despite such prior waiver or consent.

14.8 Notices. All notices and other communications (including Purchase Orders and invoices) required or permitted to be given under this Agreement (“Notices”) shall be in writing, reference this Agreement and addressed to the party’s address as specified below, or to such other address that a party provides as required by this Section 14.8.

For ViryaNet:

ViryaNet Inc.

2 Willow Street

Southborough, MA, 01745

Fax: (508) 490-8666

Atten:

For Licensee:

A Notice shall be deemed given when (i) delivered personally; (ii) sent by confirmed facsimile (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a commercial overnight carrier, with written verification of receipt.

14.9 Force Majeure. Neither party will be responsible for any failure to perform its obligations (other than payment obligations) under this agreement due to reasons beyond its reasonable control, including without limitation acts of God, war, riots, embargo, fire, explosion, sabotage, flood, default of subcontractors, accident, or interruption or delay in transportation, shortage or failure of supply of raw materials or finished merchandise, labor disputes whatever cause arising, or compliance with any other

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directions, or request of any authorized governmental officer, department or agency.

14.10 Independent Contractor. For the avoidance of doubt, it is hereby clarified that Licensee is an independent contractor of ViryaNet under this Agreement and nothing contained herein shall be construed to create a partnership, joint venture or agency relationship between the parties hereto. Neither party shall have the authority to enter into agreements of any kind on behalf of the other party with respect to the subject matter of this Agreement or otherwise bind or obligate such other party in any manner to any third party. This Agreement does not and shall not be deemed to create a general agency and Licensee shall not be considered an agent or legal representative of ViryaNet for any purpose. Neither Licensee nor any director, officer, agent, or employee of Licensee shall be or considered an employee of ViryaNet.

14.11 Licensee Acting on its Own Behalf; Non Assignment. Licensee represents that it is acting on its own behalf, and not as an agent for or on behalf of any third party, in entering into this Agreement. Licensee may not assign its rights or obligations under this Agreement. ViryaNet shall be entitled to assign and transfer any and all of its rights and obligations under this agreement to third parties, provided that such third party has taken upon itself to carry out and comply with all the provisions of this Agreement.

14.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

14.13 Publicity. Each party (the “Releasing Party”) shall be entitled to issue press releases (each a “Press Release”) regarding any one of the following events: (i) the execution of this Agreement and related agreements, and (ii) the completion of the implementation of ViryaNet’s Products within Licensee’s organization. Each Press Release shall be submitted to the other party for its approval, not to be unreasonably withheld, seven (7) days prior to the scheduled release of such Press Release (the “Approval Procedure”). The other party shall provide the Releasing Party with its reasonable comments within three (3) days from the aforementioned submission of such Press Release.

In addition, ViryaNet may identify Licensee as its customer, in the framework of its promotional activities, provided that the aforementioned Approval Procedure has been followed. Licensee may identify ViryaNet as licensor of the ViryaNet Product(s) in the framework of Licensee’s promotional activities, provided that the aforementioned Approval Procedure has been followed.

Notwithstanding the foregoing, in the event that the Releasing Party does not receive any communication from the other party regarding the Press Release and/or the promotional activity within the aforementioned three (3) days period, the Releasing Party shall be entitled to release such Press Release and/or undertake such promotional activity.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

VIRYANET, INC.	LICENSEE

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

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Exhibit B

End-User Software Maintenance Agreement

EXHIBIT B

SUPPORT AND MAINTENANCE

1.0	DEFINITIONS

Except as otherwise expressly defined in this Exhibit B, all capitalized terms shall have the meaning attached to such term in the Agreement to which this Exhibit is attached (the “License Agreement”).

1.1	“Coverage Hours” means those support office hours during which Software Maintenance is available to the Licensee according to the Software Maintenance Service Level ordered by Licensee.

1.2	“Current Release” means the then-current release of Software for use in a particular Operating Environment.

1.3	“Customer Contact” means a Licensee employee (or independent contractor retained by Licensee) who is properly authorized to communicate with ViryaNet concerning Software Maintenance. Customer Contacts shall be knowledgeable in the use of the Software and Licensee’s Operating Environment.

1.4	“WorkingDay” means any day between Monday and Friday excluding local holidays.

1.5	“Error” means an defect in the ViryaNet Product and/or Third Party Software, which degrades the functional characteristics of the ViryaNet Product or Third Party Software as compared to ViryaNet’s published specifications which accompany the relevant ViryaNet Product, or a Release of such ViryaNet Product.

1.6	“Fix” means the repair or replacement of object or executable code versions of the Software to remedy an Error.

1.7	“Operating Environment” means a single combination of a hardware and operating system, corresponding to a specific release of Software.

1.8	“Previous Release” means the release of Software for use in a particular Operating Environment which has been replaced by the Current Release in the same Operating Environment.

1.9	“Release” means a new version of Software that supersedes the previous version.

1.10	“Software Maintenance” means ViryaNet Software Maintenance in accordance with the Software Maintenance Service Level ordered by Licensee.

1.11	“Software Maintenance Service Levels” means the Software Maintenance service levels set forth in Schedule B of this Agreement.

1.12	“Software Maintenance Fees” means the applicable Software Maintenance fees as described in Section 6 of the License Agreement paid for the Software Maintenance Service Level ordered by Licensee with respect to the Software.

1.13	“Update” means all published revisions and corrections to the printed documentation and corrections and new Releases of the Software, excluding versions that ViryaNet licenses separately.

1.14	“Workaround” means a change in the procedures followed or data supplied by a Licensee to avoid an Error withoutsubstantially impairing Licensee’s use of the Software.

2.0	COVERAGE AND SOFTWARE MAINTENANCE LEVELS

2.1	ViryaNet will provide Licensee with Software Maintenance upon payment to ViryaNet of applicable fees as provided herein. Software Maintenance shall be provided for the

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ViryaNet Products and Third Party Software listed in Schedule A of this Exhibit B. Software Maintenance additional to that provided herein may be requested by Licensee, and will be provided on a time and materials basis in accordance with negotiated applicable rates and charges, and availability. All Updates, Fixes, Workarounds and other components of software issued or provided hereunder to Licensee shall be deemed licensed to Licensee under the terms of the Agreement, and subject to all terms and restrictions applicable to such Agreement.

2.2	Software Maintenance Service Levels will be provided for the ViryaNet Products and the Third Party Software, upon the payment of the applicable fees for the relevant Software Maintenance Service Level. All Service Levels include provision of Updates and Fixes, when generally released by ViryaNet, from time to time. Software delivered as part of a Workaround or a temporary Fix shall only be supported until a proper Fix is made available.

2.3	Under this Agreement, ViryaNet is only obligated to provide Software Maintenance for the ViryaNet Products or Third Party Software for a Previous Release for a period of twelve (12) months from the release date of the Current Release.

3.0	EXCLUSIONS

3.1	ViryaNet shall have no obligation to support:

a)	ViryaNet Products and/or Third Party Software, or any part thereof, altered or modified by the Licensee or any third party without the prior written approval by ViryaNet;

b)	Software problems caused by Licensee’s negligence, hardware malfunction or other causes beyond the control of ViryaNet;

c)	Modifications needed for non-ViryaNet supported interfaces (Licensee alone shall be responsible for such modifications);

d)	Repairing or restoring any corrupt data (If ViryaNet is requested to repair or restore any data corrupted, ViryaNet may charge Licensee for time and materials based on ViryaNet’s standard applicable rates and charges

e)	ViryaNet Products and/or Third Party Software installed in an Operating Environment or in a hardware environment which is not supported by ViryaNet.

3.2	ViryaNet shall have no liability for any updates or upgrades in Licensee’s hardware which may be necessary to use Updated versions of the ViryaNet Products and/to Third Party Software. ViryaNet will be responsible for communicating to Licensee recommended hardware and operating systems that will ensure no license infringements or conflicts with the ability of the ViryaNet Product(s) to operate in accordance with the specifications of the products.

3.3	THE SOFTWARE MAINTENANCE IS PROVIDED AS IS. VIRYANET HEREBY EXCLUDES ALL IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND ANY OTHER STATUTORY WARRANTIES OF ANY KIND. IN NO EVENT SHALL VIRYANET BE LIABLE FOR SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION, DAMAGES FOR LOST PROFITS, EVEN IF VIRYANET HAS BEEN INFORMED OF THE POSSIBILITY OF SUCH DAMAGES). VIRYANET’S TOTAL LIABILITY HEREUNDER FOR ANY CAUSE, WHETHER BASED ON CONTRACT, TORT OR OTHERWISE, SHALL NOT EXCEED THE FEES PAID BY LICENSEE FOR THE SOFTWARE MAINTENANCE. NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE SOLE LIABILITY OF VIRYANET IN CASE OF ANY LOSS OR DAMAGE RESULTING FROM ANY ERROR IN THE VIRYANET PRODUCTS AND/OR THIRD PARTY SOFTWARE OR FAILURE OF THE SOFTWARE MAINTENANCE, WILL BE TO CORRECT SUCH ERROR OR FAILURE IN ACCORDANCE WITH VIRYANET’S OBLIGATIONS HEREUNDER. LICENSEE WILL NOT HAVE ANY OTHER REMEDY AGAINST VIRYANET.

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4.0	RESPONSIBILITIES

4.1	As part of this Agreement, ViryaNet will:

a)	Maintain a current, running system to replicate the Software with respect to which Licensee has ordered Software Maintenance;

b)	Provide Licensee with a unique identifier that will be used to report and track Error resolution status in accordance with timeframes specified within Schedule B of this Exhibit B;

c)	Track status of each Error or application discrepancy which has been reported and update Licensee of changes to status in accordance with timeframes specified within Schedule B of this Exhibit B;

d)	Provide responses to Errors and queries within the agreed time frame, in accordance with the Software Maintenance Level ordered by Licensee in accordance with timeframes specified within Schedule B of this Exhibit B;

e)	Report patch availability to Licensee with descriptive documentation in accordance with timeframes specified within Schedule B of this Exhibit B;

f)	Be available to advise and consult about proposed changes to the Operating Environment, which could impact the Software performance;

g)	Deliver one (1) copy of each Update for each supported Operating Environment to Licensee’s designated Customer Contacts (Licensee shall (and is hereby authorized to) make up to two additional copies of each Update from the media delivered for all licenses) (Original for production, copies for development environment and one for test environment);

h)	If ViryaNet believes that a problem reported by Licensee is not due to an Error in the Software, ViryaNet will so notify Licensee. At that time, Licensee may, at its option, instruct ViryaNet to proceed with problem determination at the possible additional expense to Licensee beyond this coverage. If Licensee requests that ViryaNet proceed with problem determination and the reported problem was not due to an Error in the Software, Licensee shall pay ViryaNet, at standard ViryaNet applicable rates, for all work performed in connection with such determination, plus reasonable related expenses incurred therewith. ViryaNet agrees that it will not proceed with any such work to be billed to Licensee without Licensee’s prior written consent. Licensee shall not be liable for the expenses associated with any such consulting if such problem was due to Error(s) in the Software or for work performed after Licensee has notified ViryaNet that it no longer wishes work on the problem determination to be continued at its possible expense (such notice shall be deemed given when actually received in writing by ViryaNet).

4.2	If it is initially agreed that a problem may not be due to an error in the Software, and it is subsequently agreed that it was in fact an error in the Software, then no charges shall be made or shall accrue for any problem analysis, consulting or development undertaken by ViryaNet.

4.3	As part of this Agreement, Licensee will:

a)	Designate Customer Contacts as specified in Schedule B of this Exhibit B;

b)	Maintain trained support personnel, in order to pass to ViryaNet only real Errors that were clearly identified as Software Errors;

c)	Inform ViryaNet in writing of any pending environmental changes requirements as early as possible, but no later than thirty (30) days prior, which would impact Software Maintenance;

d)	Install Fixes and Updates according to ViryaNet installation instructions in a timely manner and in the sequence they are delivered;

e)	Inform ViryaNet of any changes to source code or a database which have been developed independently by Licensee;

f)	Maintain a mirrored copy of the Licensee production database for dial-up support purposes;

g)	Provide dial-up access with appropriate privileges to the server(s) loaded with the ViryaNet Products and/or Third Party Software. It is the responsibility of Licensee to provide and maintain an “as needed” and authorized network connection between its operating servers. The network connection must be available to ViryaNet software engineers for the purpose of providing Software Maintenance (such as file transfers to the remote location(s)). Such connection will need to be authorized by Licensee for each instance that the network connection is deemed to be reasonably required for

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ViryaNet to perform its obligated support and analysis;

h)	Maintain required database, network and client software, to support the ViryaNet Products and the Third Party Software;

i)	Maintain identical Operating Environments, and ensure all run time executables are generated from identical source for all supported operating sites;

j)	Install the new Releases of the ViryaNet Products, Updates and Fixes in the Licensee Operating Environment. Licensee can choose to purchase services from ViryaNet to assist in the installation and deployment of a new Release. These services will be available at ViryaNet’s then current time and materials charges.

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SCHEDULE A

VIRYANET PRODUCTS, CUSTOMISATIONS, INTERFACES AND THIRD PARTY SOFTWARE INCLUDED IN THIS SUPPORT AND MAINTENANCE AGREEMENT

SOFTWARE PRODUCT	VENDOR

SOFTWARE SPECIFICALLY EXCLUDED FROM THIS SUPPORT AND MAINTENANCE AGREEMENT

SOFTWARE PRODUCT	VENDOR

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SCHEDULE B

SOFTWARE MAINTENANCE SERVICE LEVEL

Error Severity Levels

There are four Error Severity Levels in the ViryaNet Software and Third Party Software. The following table gives the descriptions of all four levels. Examples that are provided in the table are for illustrative purposes only and should not be treated as the exact definition of what shall and shall not be matched to different Error Severity Levels.

Level	Description	Examples
X Fatal	The whole system, or any of the business applications are down, no useful work can be performed	Database crash with or without data corruption; transactions fail throughout the system; data validation does not function throughout the system; customer data is inaccessible for many customers; etc.

A Critical	Any essential business function is unusable	Any of the following is unusable or the result of continued use will not be repairable or the result of continued use will significantly impair the effectiveness of any repair: for example call logging or closing, employee allocation or dispatch, invoicing, etc.

B Non-Critical	Non-essential business function is unusable	Contract calculation does not work for some contracts; copy merge functionality has bugs; some transactions fail, etc.

C Minor	All other types of Errors	Cosmetic problems; annoying error messages; etc.

ViryaNet will set severity levels in conjunction with End User upon understanding of the Error.

Error Response Levels

For the actual Errors there are three response levels within ViryaNet Support. The following table gives the description of all three levels.

Response Level	Description
1st level— Acknowledgement	Verbal or written acknowledgement of the request including a receipt providing the tracking number

2nd level—Problem resolution/workaround	New major or minor release with the appropriate documentation, or Fix, or temporary Fix, or Workaround, or detailed plan of solving the problem

3rd level—Official patch	New major or minor release with the appropriate documentation, or an official documented Fix (sub-release).

BRONZE LEVEL

Standard help desk support provided from 8am—5pm Eastern Time Monday through Friday.

Error Severity/Response Level	X	A	B	C
1st Level Response	4 hours	6 hours	6 hours	Next Day

2nd Level Response	Continuous effort until	10 days	30 days	N/A

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relief provided

3rd Level Response	30 days	60 days	180 days	180 days

No of Customer Contacts	3

Named ViryaNet Contact?	N

7x24 Support?	N	N	N	N

On-site Support?	Next Business Day, If Needed	N	N	N

Chargeable Options Available	1. 7x24 support for “X” Severity Level at $175/hour 2. Named ViryaNet Contact 3. Additional Customer Contacts 4. On-site support for “X” Severity Level at $200/hour plus travel and living expenses . .

SILVER LEVEL

Standard help desk support provided from 8am – 8pm Eastern Time Monday through Friday.

Error Severity/Response Level	X	A	B	C

1st Level Response	2 hours	4 hours	4 hours	8 hours

2nd Level Response	Continuous effort until relief provided	8 days	30 days	N/A

3rd Level Response	30 days	60 days	180 days	180 days

No of Customer Contacts	4

Named ViryaNet Contact?	N

7x24 Support?	N*	N	N	N

On-site Support?	Next Business Day, If Needed	N	N	N

Chargeable Options Available	1. 7x24 support for “X” Severity Level at $175/hour 2. Named ViryaNet Contact 3. Additional Customer Contacts 4. On-site support for “X” Severity Level at $200/hour plus travel and living expenses

GOLD LEVEL

Standard help desk support provided seven (7) days per week, twenty-four (24) hours per day

Error Severity/Response Level	X	A	B	C

1st Level Response	2 hours	4 hours	4 hours	8 hours

2nd Level Response	Continuous effort until relief provided	5 days	30 days	N/A

3rd Level Response	30 days	60 days	180 days	180 days

No of Customer Contacts	6

Named ViryaNet Contact?	Y

7x24 Support?	Y	Y	N	N

On-site Support?	Next Business Day, If Needed	Next Business Day, If Needed	N	N

Chargeable Options Available	1. Additional Customer Contacts 2. On-site support for “X” or “A” Severity Level at $200/hour plus travel and living expenses

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Exhibit C

Professional Services

ViryaNet Professional Services include Partner Consulting and Partner Education. VARs can sub-contract Consulting Services to ViryaNet to assist with their customer projects and implementations. These services are priced on a per engagement basis. The following describes ViryaNet’s capabilities in Consulting and Customer Education.

ViryaNet Partner Consulting

ViryaNet’s consulting group concentrates on delivering the services your customer requires. Our main focus is helping customers maximize the value of their investment in Service Hub solutions. We offer an array of implementation and consulting services and support to meet the varying needs of customer. ViryaNet services include Product Installation, Pilot or Proof of Concept, Configuration Support, Complete Systems Integration and Customer Funded Development. The following describes ViryaNet’s services.

Product Installation

The Product Installation option includes installing the server software, the application seed data and the client software. We will install the product, test to ensure it is functioning properly and provide next steps for your company to continue with implementation.

Pilot Installation

In order to assist in a customer’s software selection process, we provide a pilot installation option. This is a live use of the system in a controlled environment typically used as proof of concept. A minimal preliminary investment can be made to run a pilot for a 6-8 week period. The pilot is limited in scope in that a subset of users is defined, typically a small division in your organization, and no interfaces are needed.

Full System Integration

When performing a full system integration, ViryaNet consultants are involved in every aspect of your implementation. We will perform an Opportunity Assessment and develop a project plan to manage each phase with the customer’s. Our team of consultants will document current and “to be” business processes, conduct a Conference Room Pilot, and create the technical environment needed for success.

Customer Funded Development

Licensed users may customize the product as they see fit with the help and approval of ViryaNet. We recommend limiting the modifications but are supported if needed. Customizations can be done at any time in the life of the product be it during implementation or several years down the road as the customer’s business needs change. If necessary, our consultants will work with the customer’s users and IT staff to outline changes needed to the system. A requirements document provided by your team would be submitted and an estimate of the new functions/features would be provided by ViryaNet. Any modifications developed will be considered for inclusion in future releases.

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ViryaNet Partner Education

ViryaNet Partner Education provides the necessary training in ViryaNet products and implementation processes, and establishes the credential “ViryaNet Certified Consultant” as an industry-recognized insignia of competence. ViryaNet’s prime objective of 100% Customer Satisfaction can be achieved and maintained only with properly trained sales representatives, consultant, developers, and support personal.

ViryaNet Service Hub Essentials Course

This five-day course is target at sales engineers. It explains how to install the ViryaNet Service Hub applications and how to perform all the tasks essential for an initial deployment. Using the standard ViryaNet Service Hub for Workforce Management Application, students learn the basics of ViryaNet Application navigation, querying, and data manipulation. This course provides an overview of the components of the ViryaNet Service Hub, including the Service Portal, Service Intelligence, mService Gateway, Service Workflow and Integration Server. Course participants use ViryaNet Tools during hands-on exercises to introduce students to the functional and technical components of the ViryaNet Service Hub Application. Different deployment options are described and used. Students also are introduced to the architectural concepts on which ViryaNet Service Hub Applications are founded.

ViryaNet Core Consultant Course

The Core Consultant Course is a comprehensive, ten day program that provides theoretical, hands-on, procedural, team, and simulation training. The course can be taken in two segments over time or all at once, depending upon availability. Included are corporate and product overviews, technical training, information on working with ViryaNet Professional Services, implementation best practices, and case studies. Topics include:

•	ViryaNet systems and solutions overview

•	Detailed functional overviews of each major product module

•	Technical training on ViryaNet Service Hub Applications technology in the following areas:

✓	ViryaNet technologies: architecture, underlying technologies, development tools

✓	ViryaNet technical foundations: API’s, Workflow, Interfaces, Wireless

✓	Installation and setup

✓	UI Customization

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✓	Workflow and interface development

✓	Administration basics

•	Working with the ViryaNet Professional Services Organization

•	Real world case studies

•	All course materials

The Core Consultant Course is required for ViryaNet Consultant Certification. After completing the Core Consultant Course, students are eligible to take the ViryaNet Service Hub Comprehensive Exam. After passing the exam, students will receive notice from ViryaNet that they are entitled to promote their status as ViryaNet Certified Consultants, with respect to a specific ViryaNet product version; e.g., ViryaNet Service Hub v5.0 Certified.

ViryaNet Developers Course

The Developers Course is a comprehensive, ten day program that provides theoretical and hands-on development training. The course can be taken in two segments over time or all at once, depending upon availability. Included are corporate and product overviews, detailed functional overview of all modules, in-depth API training on a selected product module, implementation best practices, and case studies. Topics include:

•	ViryaNet systems and solutions overview

•	Detailed functional overviews of each major product module

•	Technical training on a specific ViryaNet Service Hub Application API in one of the following areas:

✓	Integration Server

✓	Workflow Engine

✓	UI Customization

•	Practice implementation

•	Real world case studies

ViryaNet Train the Trainer Program

For Premier Partners who need to train more than five consultants per year, and/or who have internal training facilities and staff, ViryaNet offers the ViryaNet Train the Trainer Program. The program includes another level of certification, that of Certified ViryaNet Instructor. Certified Instructors may teach the Core Consultant Course within their own company, to their own employees, and the graduates of this course are eligible to take the ViryaNet Service Hub Certification Exam for consultants.

To become a Certified ViryaNet Instructor, candidates must successfully complete (at a minimum) the following items: attend the Core Consultant Course, pass the ViryaNet Service Hub Certification Exam, attend a week-long Train the Trainer Workshop, and pass an audit of

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both their training skills and the materials used in the training they present in their own environment. Partners will need to be re-certified on each new ViryaNet version.

The Train the Trainer Program includes both the Certification process for trainers and license to use and modify all ViryaNet instructor-led materials (Training Manuals, ViryaNet software, etc.) needed to support the ten Consultant Course. (Please note that if modifications are made, ViryaNet owns such modifications.) Train the Trainer Certification allows for internal training only, and instructors may not provide training to customers, partners, or other third parties. A ViryaNet Certified Instructor status is valid only within an authorized ViryaNet Train the Trainer Program.

ViryaNet University—Many Courses and Venues Available

In addition to the courses offered through ViryaNet Partner Education, partners may avail themselves of the instructor-led and technology-enabled training offered through ViryaNet University. ViryaNet provides a comprehensive curriculum of courses designed to ensure that implementation team members are able to skillfully and efficiently roll out ViryaNet Service Hub Applications. Onsite training also is available in which ViryaNet’s instructors deliver standard ViryaNet curriculum at Partner sites. More information on this option is available from a ViryaNet Partner Manager. For those categories and levels of partnership that qualify for training discounts, discounts apply to offsite training but not to Train the Trainer programs.

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EXHIBIT D

PRODUCT ORDER FORM

ViryaNet Product Order Form

Date:

VAR Information:

Name:

Address

Contact:

Ship to address:

End User Information:

Name:

Address

Style ID	Product Name	Quantity	List Price	Discount	Net Price

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Total Order

This order is subject to the terms and conditions of the current VAR Agreement #              between ViryaNet and VAR.

VAR Authorized Signature

Name:

Title:

Date:

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EXHIBIT D1

INITIAL ORDER FORM

ViryaNet Product Order Form

Date: December 31, 2002

VAR Information:

Name: GE Energy Management Services, Inc.

Address              5600 Greenwood Plaza Boulevard, Englewood, CO 80111

Contact: Mr. Jay Cadman

Ship to address: Same as above

Style ID	Product Name	Quantity	List Price per user	Discount	Net Price per user After Discount
V7.1	ViryaNet Wireless Workforce Management User	208	$3000	0%	$1202

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Total Order: $250,000

This order is subject to the terms and conditions of the current VAR Agreement between ViryaNet and VAR dated as of the Effective Date.

VAR Authorized Signature

Name:

Title:

Date:

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EXHIBIT E

PRICE LIST

DECEMBER 2002

The pricing only addresses the ViryaNet Wireless Workforce Management license and associated maintenance fees. ViryaNet’s Wireless Workforce Management list price per user is $3,000 USD.

Maintenance fees are as follows:

Bronze Level Support:    18% of License Net Price

Silver Level Support:    20% of License Net Price

Gold Level Support:    22% of License Net Price

Services fees are as follows and do not include travel and living expenses:

Team Member/Role	Responsibility	List Price
Project Manager	Lead the ViryaNet team Provide project schedule Lead status reviews Coordinate schedules and resources with ViryaNet headquarters Manage escalations and change requests	$2,000 per day

Solution Architect

Provide rich functional and technical knowledge from ViryaNet’s R&D and Customer base (Solution architects average 8 years experience)

Review functional and technical approaches to ensure that the best approaches are being used

Review any proposed customizations to ensure that they are necessary and are developed as efficiently as possible

$1,900 per day

Business Analyst

Lead delivery of Service Hub configuration and testing for all components of the application

Perform set-up in Service Hub application to achieve Business

Processes (e.g., call types, SLAs, skill types, alerts)

Lead the creation of solution overview and testing strategy

Support implementation specific knowledge transfer to the education lead so they can adapt the training appropriately

$1,800 per day

Technical Lead

Perform the Installation of the ViryaNet application on the Servers and create installation scripts for Client Devices

Configure Connectivity to the Technician Automation Terminals through the wireless internet

Lead the design of any development work for the project such as APIs

$1,800 per day

Developer	Lead the design, coding and testing of APIs, or other changes per the specifications of the technical lead	$1,600 per day

Training Lead	Determine training approach and strategy Develop training material Deliver train-the-trainer training	$1,800 per day

All pricing set forth above shall be valid for through December 31, 2003. ViryaNet shall provide VAR thirty (30) days prior written notice of any change to the above pricing.

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Exhibit F

Product Lists

Product Name	Style ID

Service Hub for Wireless Workforce Management	v7.2

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Exhibit G

Contacts

This section intentionally left blank

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Exhibit H

Territory

The Territory under the Agreement shall be worldwide.

The VAR shall register new leads and have the ability to request exclusivity on an account-by-account basis with ViryaNet using the Lead Registration form attached as Exhibit H1.

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Exhibit H1

LEAD REGISTRATION FORM FOR NEW ACCOUNTS

The ViryaNet, Inc. Partner,                                         , has identified the following opportunity as a potential New Account for ViryaNet, Inc. products and services:

Opportunity Summary

Account Name:

Account Location(s):

Opportunity Description:

Primary Contact:

Primary Contact Phone Number:

☐	ViryaNet, Inc. has reviewed the opportunity described above and agrees that the opportunity qualifies as a “New Account” and qualifies as a registered lead in accordance with the Partner Agreements executed between ViryaNet, Inc. and Partner.

☐	In addition to registration, ViryaNet agrees to work solely with Partner on the above referenced opportunity.

☐	ViryaNet, Inc. has reviewed the opportunity described above and does not agree that the opportunity qualifies as a “New Account” in accordance with the Partner Agreements executed between ViryaNet, Inc. and Partner.

Agreed to:

ViryaNet, Inc.	Partner

Signature	Signature

Printed Name	Printed Name

Date	Date

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